Exhibit 10.1

ARRANGEMENT AGREEMENT

between

CANADIAN GOLD CORP.

and

MCEWEN INC.

Dated October 10, 2025

TABLE OF CONTENTS

Article 1 DEFINITIONS, INTERPRETATION AND SCHEDULES		2

1.01	Definitions	2
1.02	Interpretation Not Affected by Headings	12
1.03	References to Articles, Sections, Etc.	13
1.04	Number and Gender	13
1.05	Date for Any Action	13
1.06	Statutory References	13
1.07	Currency	13
1.08	Invalidity of Provisions	13
1.09	Accounting Matters	13
1.10	Knowledge	14
1.11	Schedules	14

Article 2 THE ARRANGEMENT		14

2.01	Arrangement	14
2.02	Court Proceedings	14
2.03	Effecting the Arrangement	16
2.04	Consultation	16
2.05	U.S. Securities Law Matters	16
2.06	Closing	17
2.07	Adjustments for Dividends, Distributions or other Corporate Events	17
2.08	Withholding	18
2.09	Subscription Receipts	18

Article 3 REPRESENTATIONS AND WARRANTIES OF Canadian Gold		19

3.01	Representations and Warranties of Canadian Gold	19
3.02	Survival of Representations and Warranties	34

Article 4 REPRESENTATIONS AND WARRANTIES OF McEwen		35

4.01	Representations and Warranties of McEwen	35
4.02	Survival of Representations and Warranties	46

Article 5 COVENANTS		46

5.01	Covenants of Canadian Gold	46
5.02	Covenants of McEwen	56

Article 6 CONDITIONS		57

6.01	Mutual Conditions	57
6.02	Canadian Gold Conditions	58
6.03	McEwen Conditions	59
6.04	Notice and Cure Provisions	60

Article 7 Non-Solicitation, Right To Match, Termination Fee and Expenses		61

7.01	Non-Solicitation	61
7.02	Notification of Acquisition Proposals	62
7.03	Responding to an Acquisition Proposal	63
7.04	Right to Match.	64

7.05	Permitted Disclosure	66
7.06	Termination Fee	67
7.07	Access to Information; Confidentiality	68
7.08	Insurance and Indemnification	68

Article 8 TERM, TERMINATION, AMENDMENT AND WAIVER		69

8.01	Term	69
8.02	Termination	69
8.03	Mutual Understanding Regarding Amendments	71
8.04	Amendment or Waiver	72

Article 9 GENERAL		72

9.01	Privacy	72
9.02	Notices	73
9.03	Remedies	74
9.04	Expenses	74
9.05	Time of the Essence	75
9.06	Entire Agreement	75
9.07	Further Assurances	75
9.08	Governing Law; Waiver of Jury Trial	75
9.09	Execution in Counterparts	75
9.10	No Personal Liability	75
9.11	Enurement and Assignment	76

Schedule “A”	Form of Plan of Arrangement

Schedule “B”	Form of Arrangement Resolution

- ii -

ARRANGEMENT AGREEMENT

THIS AGREEMENT dated the 10th day of October, 2025

Between:

CANADIAN GOLD CORP.,

a corporation existing under the laws of the

Province of British Columbia

(hereinafter referred to as “Canadian Gold”)

- and -

MCEWEN INC.,

a corporation existing under the laws of the

State of Colorado

(hereinafter referred to as “McEwen”)

RECITALS:

WHEREAS the Canadian Gold Board has, taking into account, among other things, the recommendation of a special committee of independent and disinterested directors of the Canadian Gold Board and an opinion from the financial advisor to Canadian Gold that the Arrangement Consideration is fair, from a financial point of view, to the Canadian Gold Shareholders, determined that the Arrangement is in the best interests of Canadian Gold and fair to the Canadian Gold Shareholders (in each case, other than to McEwen and Robert McEwen);

AND WHEREAS the Canadian Gold Board has approved the Arrangement and other transactions contemplated by this Arrangement Agreement and determined to recommend approval of the Arrangement Resolution to the Canadian Gold Shareholders;

AND WHEREAS the McEwen Board has, taking into account, among other things, the recommendation of a special committee of independent and disinterested directors of the McEwen Board and an opinion from the financial advisor to McEwen that the Arrangement Consideration is fair, from a financial point of view, to McEwen, and determined that the acquisition of Canadian Gold to be effected by way of the Arrangement is in the best interests of McEwen;

AND WHEREAS the McEwen Board has approved the transactions contemplated by this Arrangement Agreement;

AND WHEREAS Canadian Gold and McEwen intend that the proposed business combination be effected by way of the Plan of Arrangement under the provisions of the Business Corporations Act (British Columbia), and in furtherance of such business combination, the Canadian Gold Board has agreed to submit the Arrangement Resolution to the Canadian Gold Shareholders and the Court for approval;

NOW THEREFORE THIS AGREEMENT WITNESSES THAT, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by each of the Parties, the Parties hereby agree as follows:

Article 1
DEFINITIONS, INTERPRETATION AND SCHEDULES

1.01	Definitions

In this Arrangement Agreement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meanings ascribed to them below:

(a)	“1933 Act” means the Securities Act of 1933 of the United States of America;

(b)	“1934 Act” means the Securities Exchange Act of 1934 of the United States of America;

(c)	“Acquisition Proposal” means, other than the transactions contemplated by this Arrangement Agreement and other than any transaction to which McEwen or any McEwen Subsidiary is a party, any: (i) proposal, offer or expression of interest or inquiry regarding: (A) any merger, take-over bid, amalgamation, plan of arrangement, share exchange, business combination, consolidation, recapitalization, reorganization, joint venture, partnership or similar transaction, including any single or multi-step transaction or series of related transactions, or liquidation, dissolution or winding-up in respect of Canadian Gold or any Canadian Gold Subsidiary; (B) any sale or acquisition of all or more than 20% of the assets of Canadian Gold or the Canadian Gold Subsidiary or any material asset or material mineral property or joint venture of Canadian Gold or the Canadian Gold Subsidiary, in each case including any single or multi-step transaction or series of related transactions (or any lease, long-term supply agreement or other arrangement having the same economic effect); or (C) any sale or acquisition of all or more than 20% of the outstanding equity or other securities (or any new issuance of a material number of such securities) of Canadian Gold or the Canadian Gold Subsidiary, including any single or multi-step transaction or series of related transactions; or (ii) public announcement or disclosure of any of the foregoing or any intention to do any of the foregoing;

(d)	“Applicable Securities Laws” means the Securities Act, all other applicable provincial and territorial securities Laws of Canada, the 1933 Act, the 1934 Act, all other applicable United States federal and state securities Laws, the rules, regulations and published policies under each of the foregoing securities Laws, and the applicable stock exchange and listing rules of the TSXV, TSX and NYSE;

(e)	“Arrangement” means an arrangement under the provisions of Division 5 of Part 9 of the of the BCBCA on the terms and conditions set forth in the Plan of Arrangement, subject to any amendment or supplement thereto made in accordance therewith, herewith or made at the direction of the Court in the Final Order with the consent of the Parties, each acting reasonably;

(f)	“Arrangement Agreement” means this arrangement agreement, together with the schedules attached hereto, including the Canadian Gold Disclosure Letter, as amended, amended and restated, or supplemented from time to time;

(g)	“Arrangement Consideration” means, for each Canadian Gold Share, 0.0225 (the “Arrangement Consideration Factor”) of a McEwen Share;

(h)	“Arrangement Resolution” means the special resolution of the Canadian Gold Shareholders approving the Arrangement, the Plan of Arrangement and this Arrangement Agreement, substantially in the form set out in Schedule “B”;

(i)	“Authorization” means any authorization, order, permit, approval, grant, licence, registration, consent, right, notification, condition, franchise, privilege, certificate, judgment, writ, injunction, award, determination, direction, decision, decree, by-law, rule or regulation, whether or not having the force of Law and whether or not granted by a Governmental Entity;

(j)	“Base Controlled Canadian Gold Shares” means the number of Controlled Canadian Gold Shares that will result in aggregate Arrangement Consideration of up to one percent (1%) of the number of issued and outstanding McEwen Shares determined immediately prior to the Effective Time;

(k)	“BCBCA” means the Business Corporations Act (British Columbia);

(l)	“Business Day” means any day, other than a Saturday, a Sunday or a statutory holiday in Vancouver, British Columbia or Toronto, Ontario;

(m)	“Canadian Gold” means Canadian Gold Corp., a corporation existing under the BCBCA;

(n)	“Canadian Gold Benefit Plans” means all plans with respect to Canadian Gold or any Canadian Gold Subsidiary employees or service providers or former employees or former service providers which Canadian Gold or any Canadian Gold Subsidiary is a party to or bound by or to which Canadian Gold or any Canadian Gold Subsidiary may have any direct or indirect liability relating to retirement savings, pensions, bonuses, equity awards, profit sharing, deferred compensation, incentive compensation, life or accident insurance, hospitalization, health, medical or dental treatment or expenses, disability, unemployment insurance benefits, employee loans, vacation pay, severance or termination pay or other benefits (other than those benefits provided solely under a statutory benefit plan which Canadian Gold or any Canadian Gold Subsidiary is required to participate in or comply with, including the Canada Pension Plan and plans administered pursuant to applicable health tax, workplace safety insurance and employment insurance legislation);

(o)	“Canadian Gold Board” means the board of directors of Canadian Gold;

(p)	“Canadian Gold Circular” means the notice of the Canadian Gold Meeting and accompanying management information circular, including all schedules thereto and documents incorporated by reference therein, to be sent to Canadian Gold Shareholders in connection with the Canadian Gold Meeting, as amended, supplemented or otherwise modified from time to time in accordance with the terms of this Arrangement Agreement;

(q)	“Canadian Gold Disclosure Letter” means the disclosure letter executed by Canadian Gold and delivered to McEwen concurrently with the execution of this Agreement;

(r)	“Canadian Gold Dissent Procedures” means the procedures set out in the Plan of Arrangement to be taken by a Canadian Gold Shareholder in exercising Canadian Gold Dissent Rights;

(s)	“Canadian Gold Dissent Rights” means the rights of dissent in respect of the Arrangement as contemplated in the Plan of Arrangement;

(t)	“Canadian Gold Dissenting Shareholders” means registered Canadian Gold Shareholders who have duly and validly exercised their Canadian Gold Dissent Rights in strict compliance with the Canadian Gold Dissent Procedures and whose Canadian Gold Dissent Rights have not terminated;

(u)	“Canadian Gold Fairness Opinion” shall have the meaning ascribed thereto in Section 3.01(d);

(v)	“Canadian Gold Financial Statements” shall have the meaning ascribed thereto in Section 3.01(h);

(w)	“Canadian Gold Lock-Up Agreements” means the voting agreements dated the date hereof and made between McEwen and the Canadian Gold Locked-Up Shareholders setting forth the terms and conditions upon which they have agreed, among other things, to vote their Canadian Gold Shares, Canadian Gold Options and/or Canadian Gold Warrants in favour of the Arrangement Resolution;

(x)	“Canadian Gold Locked-Up Shareholders” means the Persons who are parties to the Canadian Gold Lock-Up Agreements, being each of the directors and officers of Canadian Gold and Robert McEwen;

(y)	“Canadian Gold Material Contracts” shall have the meaning ascribed thereto in Section 3.01(r)(i);

(z)	“Canadian Gold Meeting” means the special meeting, including any adjournments or postponements thereof, of the Canadian Gold Shareholders to be held, among other things, to consider and, if deemed advisable, to approve the Arrangement Resolution;

(aa)	“Canadian Gold Mineral Rights” shall have the meaning ascribed thereto in Section 3.01(u)(i);

(bb)	“Canadian Gold Optionholders” means the holders of Canadian Gold Options;

(cc)	“Canadian Gold Options” means all options to purchase Canadian Gold Shares outstanding immediately prior to the Effective Time and issued pursuant to the Canadian Gold Stock Option Plan;

(dd)	“Canadian Gold Properties” means the Tartan Lake Gold Mine Project, Malartic South Project, HEES Project, and Hammond Reef North & South Projects and other properties of Canadian Gold as more particularly described in the Canadian Gold Public Documents;

(ee)	“Canadian Gold Public Documents” shall have the meaning ascribed thereto in Section 3.01(f);

(ff)	“Canadian Gold Recommendation” shall have the meaning ascribed thereto in Section 3.01(d);

(gg)	“Canadian Gold Representatives” shall have the meaning ascribed thereto in Section 7.01(a);

(hh)	“Canadian Gold Shareholders Approval” shall have the meaning ascribed to such term in Subsection 2.02(a)(iii);

(ii)	“Canadian Gold Shareholders” means, at any applicable time, the registered or beneficial holders of Canadian Gold Shares, as the context requires;

(jj)	“Canadian Gold Shares” means common shares in the capital of Canadian Gold;

(kk)	“Canadian Gold Stock Option Plan” means the stock option plan of Canadian Gold, as amended, amended and restated or supplemented from time to time, and as approved by the Canadian Gold Shareholders and described in the most recent management information circular of Canadian Gold filed on SEDAR+;

(ll)	“Canadian Gold Subsidiary” means, Apollo Exploration Inc., a direct and wholly owned Subsidiary of Canadian Gold;

(mm)	“Canadian Gold Termination Fee” means a cash termination payment in an amount equal to $2,195,311.69 payable by Canadian Gold to McEwen upon the occurrence of a Canadian Gold Termination Fee Event;

(nn)	“Canadian Gold Termination Fee Event” shall have the meaning ascribed thereto in Section 7.06(b);

(oo)	“Canadian Gold Warrant Agreement” means the warrant agreement dated as of March 27, 2025 between Canadian Gold and RBC Dominion Securities ITF A/C 421-56842-10 (McEwen Mining Inc.) as amended, supplemented or otherwise modified from time to time in accordance with its terms;

(pp)	“Canadian Gold Warrantholders” means the holders of Canadian Gold Warrants;

(qq)	“Canadian Gold Warrants” means all warrants to purchase Canadian Gold Shares outstanding immediately prior to the Effective Time and issued pursuant to the Canadian Gold Warrant Agreement;

(rr)	“Canadian Securities Administrators” means, collectively, the provincial and territorial securities commission or similar regulatory authority of each of the provinces and territories of Canada;

(ss)	“CEWS” means the Canada Emergency Wage Subsidy, enacted in section 125.7 of the Tax Act, and any other COVID-19 related loan program or direct or indirect wage, rent or other subsidy offered by a Governmental Entity;

(tt)	“CEWS Returns” means any and all returns filed, required to be filed, or required to be kept on file in respect of CEWS;

(uu)	“Change in Canadian Gold Recommendation” shall have the meaning ascribed thereto in Subsection 5.01(b)(iv)A;

(vv)	“Completion Deadline” means the date by which the Arrangement and any other transactions contemplated by this Arrangement Agreement are to be completed, which date shall be on or prior to January 8, 2026, or such later date as may be agreed to in writing by the Parties;

(ww)	“Conditional McEwen Shares” means such number of McEwen Shares equal to the number of Excess Controlled Canadian Gold Shares multiplied by the Arrangement Consideration Factor that would be issuable to former holders of Controlled Canadian Gold Shares (i) at the Effective Time if McEwen Shareholder Approval is obtained prior to such time or (ii) following the Effective Time upon the exchange of the Subscription Receipts in accordance with their terms;

(xx)	“Confidentiality Agreement” shall have the meaning ascribed thereto in Section 7.07(b);

(yy)	“Controlled Canadian Gold Shares” shall have the meaning ascribed thereto in Section 2.09;

(zz)	“Court” means the British Columbia Supreme Court;

(aaa)	“Depositary” means Computershare Investor Services Inc., to be appointed for the purpose of, among other things, exchanging certificates representing Canadian Gold Shares for certificates representing McEwen Shares in connection with the Arrangement;

(bbb)	“EDGAR” means the Electronic Data Gathering, Analysis, and Retrieval system of the SEC;

(ccc)	“Effective Date” shall have the meaning ascribed thereto in Section 2.03;

(ddd)	“Effective Time” means the Effective Time as defined in the Plan of Arrangement;

(eee)	“Encumbrance” includes any mortgage, pledge, assignment, charge, lien, claim, security interest, adverse interest, adverse claim, other third person interest or encumbrance of any kind, whether contingent or absolute, and any agreement, option, right or privilege (whether by Law, contract or otherwise) capable of becoming any of the foregoing;

(fff)	“Environmental Approvals” means all permits, certificates, licences, authorizations, consents, instructions, registrations, directions, approvals, decisions, decrees, conditions, notifications, orders, whether or not having the force of law, issued or required by any Governmental Entity pursuant to any Environmental Laws;

(ggg)	“Environmental Laws” means all applicable Laws whether foreign or domestic, including applicable common law and civil law, for the protection of the natural environment and human health and safety and for the regulation of contaminants, pollutants, waste, toxic and hazardous substances, and includes Environmental Approvals;

(hhh)	“Excess Controlled Canadian Gold Shares” means any Controlled Canadian Gold Shares in excess of the Base Controlled Canadian Gold Shares;

(iii)	“Final Order” means the final order of the Court, in form acceptable to Canadian Gold and McEwen, each acting reasonably, approving the Arrangement, as such order may be amended, supplemented or varied by the Court with the consent of the Parties at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

(jjj)	“Governmental Entity” means:

(i)	any supranational body or organization, nation, government, state, province, country, territory, municipality, quasi-government, administrative, judicial or regulatory authority, agency, board, body, bureau, commission, instrumentality, court or tribunal or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department or agency of any of the foregoing;

(ii)	any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government, including any court or arbitrator or any stock exchange, including the TSXV, TSX and NYSE; or

(iii)	any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of such entities or other bodies.

(kkk)	“IFRS” means International Financial Reporting Standards formulated by the International Accounting Standards Board, as adopted in Canada and as updated and amended from time to time;

(lll)	“in the Ordinary Course of Business” means and refers to the normal day-to-day operations of the business with respect to the particular Party, consistent with past practice of such Party, provided in any event such action is not unreasonable;

(mmm)	“Interim Order” means the interim order of the Court pursuant to the BCBCA, made in connection with the Arrangement, as such order may be amended, supplemented or varied by the Court with the consent of the Parties, each acting reasonably;

(nnn)	“Laws” means any laws, including supranational, national, provincial, state, municipal and local civil, commercial, banking, Tax, personal and real property, security, mining, environmental, water, energy, investment, property ownership, land use and zoning, sanitary, occupational health and safety laws, treaties, statutes, ordinances, judgments, decrees, injunctions, writs, certificates and orders, by- laws, rules, regulations, ordinances, protocols, codes, guidelines, policies, notices, directions or other requirements of any Governmental Entity;

(ooo)	“Material Adverse Change” or “Material Adverse Effect” means, in respect of any Party, any one or more changes, conditions, circumstances, events, effects, developments, facts or occurrences which, individually or in the aggregate: (i) is, or would reasonably be expected to be, material and adverse to the business, properties, assets (tangible or intangible), liabilities (including any contingent liabilities), capitalization, condition (financial or otherwise) or results of operations of that Party and its Subsidiaries taken as a whole; or (ii) prevents or materially impairs, or would reasonably be expected to prevent or materially impair, the ability of that Party to perform its obligations under this Arrangement Agreement, in each case other than any change, condition, circumstance, event, effect, development, fact or occurrence:

(i)	relating to the economy, political conditions or securities markets in general, globally, in Canada, the United States, Mexico or South or Central America;

(ii)	the occurrence of any natural disaster, social disorder, outbreak of hostilities or any terrorist attack globally, in Canada, the United States, Mexico or South or Central America;

(iii)	affecting the mining industry in general globally, in Canada, the United States, Mexico or South or Central America;

(iv)	resulting from changes in the market price of base or precious metals or other commodities relating to changes in currency exchange rates, interest rates, monetary policy or inflation;

(v)	any actions taken (or omitted to be taken) pursuant to this Arrangement Agreement or at the written request, or with the prior written consent, of the other Party hereto;

(vi)	relating to any generally applicable change in Laws or the interpretation or application of same (other than orders, judgments or decrees against that Party or any of its Subsidiaries) or generally applicable change in IFRS or U.S. GAAP;

(vii)	any stockholder class action or other litigation arising from allegations of a breach of fiduciary duty relating to this Arrangement Agreement;

(viii)	resulting from the announcement of the execution of this Arrangement Agreement and the transactions contemplated hereby;

(ix)	relating to a change in the market price or trading volume of the shares of that Party (provided that the cause(s) of such change may be taken into account in determining whether a Material Adverse Change or Material Adverse Effect has occurred); or

(x)	any failure to meet any estimates or expectations regarding its revenues, earnings or other financial performance or results of operations (provided that the causes of such failure may be taken into account in determining whether a Material Adverse Change or Material Adverse Effect has occurred);

provided, however, that such effect referred to in clause (i), (ii), (iii), (iv), (v), (vi) or (vii) above does not materially disproportionately affect that Party and its Subsidiaries, taken as a whole, relative to comparable exploration and/or mining companies;

(ppp)	“McEwen” means McEwen Inc., a corporation existing under the laws of the State of Colorado;

(qqq)	“McEwen Board” means the board of directors of McEwen;

(rrr)	“McEwen DSUs” means the deferred stock units issued pursuant to the McEwen Stock Option Plan;

(sss)	“McEwen Financial Statements” shall have the meaning ascribed thereto in Section 4.01(h);

(ttt)	“McEwen Meeting” means the first meeting of shareholders of McEwen to be held after the date hereof;

(uuu)	“McEwen Mineral Rights” shall have the meaning ascribed thereto in Section 4.01(q);

(vvv)	“McEwen Options” means all options to purchase McEwen Shares outstanding immediately prior to the Effective Time and issued pursuant to the McEwen Stock Option Plan;

(www)	“McEwen Properties” means the properties of McEwen as more particularly described in the McEwen Public Documents;

(xxx)	“McEwen Public Documents” shall have the meaning ascribed thereto in Section 4.01(f);

(yyy)	“McEwen RSUs” means the restricted stock units issued pursuant to the McEwen Stock Option Plan;

(zzz)	“McEwen Shareholder Approval” means the approval, in accordance with the requirements of the NYSE, by a majority of the votes cast by disinterested McEwen Shareholders at the McEwen Meeting of the issuance by McEwen of the Conditional McEwen Shares pursuant to the terms hereof, the Plan of Arrangement and/or the Subscription Receipts;

(aaaa)	“McEwen Shareholders” means, at any applicable time, the registered or beneficial holders of McEwen Shares, as the context requires;

(bbbb)	“McEwen Shares” means shares of common stock in the capital of McEwen;

(cccc)	“McEwen Stock Option Plan” means the equity incentive plan of McEwen, as approved by the McEwen Shareholders;

(dddd)	“McEwen Subsidiaries” means, collectively, the direct and indirect wholly-owned Subsidiaries of McEwen and Compania Minera Pangea S.A. de C.V.;

(eeee)	“MI 61-101” means Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions;

(ffff)	“Notifiable Transaction” shall have the meaning ascribed thereto in subsection 237.4(1) of the Tax Act;

(gggg)	“NYSE” means the New York Stock Exchange;

(hhhh)	“Parties” means, collectively, McEwen and Canadian Gold;

(iiii)	“Person” means an individual, partnership, association, body corporate, joint venture, business organization, trustee, executor, administrative legal representative, Governmental Entity or any other entity, whether or not having legal status;

(jjjj)	“Plan of Arrangement” means the plan of arrangement, the form of which is set out as Schedule “A” to this Arrangement Agreement, and any amendments or variations made in accordance with this Arrangement Agreement or the Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of the Parties, each acting reasonably;

(kkkk)	“Reportable Transaction” shall have the meaning ascribed thereto in subsection 237.3(1) of the Tax Act;

(llll)	“Right to Match” shall have the meaning ascribed thereto in Section 7.04;

(mmmm)	“SEC” means the U.S. Securities and Exchange Commission;

(nnnn)	“Section 3(a)(10) Exemption” means the exemption from the registration requirements of the 1933 Act pursuant to Section 3(a)(10) thereof;

(oooo)	“Securities Act” means the Securities Act (British Columbia);

(pppp)	“SEDAR+” means the System for Electronic Document Analysis and Retrieval;

(qqqq)	“Subscription Receipt Agreement” means the subscription receipt agreement, to be entered into and dated as of the Effective Date, among McEwen and the holders of Excess Controlled Canadian Gold Shares, governing the terms and conditions of the Subscription Receipts;

(rrrr)	“Subscription Receipts” means the subscription receipts to be created and issued, pursuant to the terms of the Subscription Receipt Agreement, by McEwen to former holders of Controlled Canadian Gold Shares in connection with the Arrangement, in accordance with Section 2.09 of this Arrangement Agreement and the Plan of Arrangement, which Subscription Receipts shall convert automatically on the first Business Day after the McEwen Meeting, without payment of any additional consideration or further action on the part of the holders of such Subscription Receipts, into: (i) if the McEwen Shareholder Approval is obtained at the McEwen Meeting, one (1) McEwen Share for each one (1) Subscription Receipt; and (ii) if the McEwen Shareholder Approval is not obtained at the McEwen Meeting, an amount in cash, payable by McEwen to the Subscription Receipt holder in accordance with the terms of the Subscription Receipt Agreement, equal to the product of: (A) the closing price of the McEwen Shares on the NYSE as at the last trading day prior to the date of the McEwen Meeting; and (B) the number of Subscription Receipts held by each holder thereof;

(ssss)	“Subsidiary” means, at any time with respect to any Person, any other Person, if at such time the first mentioned Person: (i) owns, directly or indirectly, securities or other ownership interests in such other Person, having ordinary voting power to elect a majority of the board of directors or persons performing similar functions for such other Person; and (ii) directly or indirectly, through the operation of any agreement or otherwise, the ability to elect or cause the election of a majority of the board of directors or other persons performing similar functions for such other Person or otherwise exercise control over the management and policies of such other Person, and in either case will include any other Person in a like relationship to a Subsidiary of such first mentioned Person;

(tttt)	“Superior Proposal” means any unsolicited bona fide written Acquisition Proposal made after the date of this Agreement and prior to the approval of the Arrangement Resolution at the Canadian Gold Meeting from an arm’s length third party to acquire, directly or indirectly, all, and not less than all, of the outstanding Canadian Gold Shares for the same form and amount of consideration per share (provided such amount is greater than the Arrangement Consideration) or all or substantially all of the assets of Canadian Gold that:

(i)	complies with Securities Laws in all material respects and did not result from or involve a breach of Article 7;

(ii)	is reasonably capable of being completed, without undue delay, taking into account all financial, legal, regulatory, timing and other aspects of such Acquisition Proposal and the Person or group of Persons making such Acquisition Proposal and their respective affiliates;

(iii)	is not subject to a financing condition and, in respect of which it has been demonstrated to the satisfaction of the Canadian Gold Board, in its good-faith judgment, after receiving the advice of its outside legal counsel and financial advisors, that adequate arrangements have been made in respect of any financing required to complete such Acquisition Proposal, which shall require either (A) cash resources on hand available to fund the Acquisition Proposal or (B) binding financing commitments (which may be subject only to customary conditions relating to completion of definitive transaction documentation) that are available on or prior to the proposed time of completion of the Acquisition Proposal;

(iv)	is not subject to a due diligence or access condition;

(v)	the Canadian Gold Board determines, in its good-faith judgment, after receiving the advice of its outside legal counsel and financial advisors and after taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the Person or group of Persons making such Acquisition Proposal and their affiliates, including the risk of non-completion, would, if consummated in accordance with its terms, having considered the risk of non-completion, result in a transaction that is more favourable, from a financial point of view, to the Canadian Gold Shareholders than the Plan of Arrangement (including any amendments to the terms and conditions of the Plan of Arrangement proposed by McEwen pursuant to Section 7.04(b)); and

(vi)	the Canadian Gold Board determines, in its good-faith judgment, after receiving the advice of its outside legal counsel and financial advisors and after taking into account all legal, financial, regulatory and other aspects of such Acquisition Proposal and the Person or group of Persons making such Acquisition Proposal and their affiliates, that a failure to recommend the completion of the transactions contemplated by the Acquisition Proposal, constitutes a breach of their fiduciary obligations.

(uuuu)	“Superior Proposal Notice” shall have the meaning ascribed thereto in Section 7.04(a)(iii);

(vvvv)	“Tax” and “Taxes” means all federal, state, local, provincial, branch or other taxes, including income taxes, gross receipts taxes, windfall profits taxes, ad valorem taxes, property taxes, capital taxes, net worth taxes, production taxes, licence taxes, excise taxes, franchise taxes, employment taxes, sales taxes, use taxes, value added taxes, transfer taxes, withholding or similar taxes, payroll taxes, employment taxes, pension plan premiums, social security premiums, workers’ compensation premiums, employment insurance or compensation premiums, stamp taxes, occupation taxes, premium taxes, mining taxes, alternative or add-on minimum taxes, goods and services taxes, customs duties or other taxes of any kind whatsoever imposed or charged by any Governmental Entity, together with any interest, penalties or additions with respect thereto, and any interest in respect of such penalties or additions;

(wwww)	“Tax Act” means the Income Tax Act (Canada);

(xxxx)	“Tax Returns” means all returns, schedules, elections, declarations, reports, information returns, notices, forms, statements and other documents made, prepared or filed with any Governmental Entity or required to be made, prepared or filed with any Governmental Entity relating to Taxes;

(yyyy)	“Third Party Confidentiality Agreement” shall have the meaning ascribed to such term in Subsection 7.03;

(zzzz)	“Transaction Personal Information” shall have the meaning ascribed thereto in Section 9.01;

(aaaaa)	“TSX” means the Toronto Stock Exchange;

(bbbbb)	“TSXV” means the TSX Venture Exchange;

(ccccc)	“U.S. GAAP” means accounting principles generally accepted in the United States of America, as updated and amended from time to time;

(ddddd)	“U.S. Securities Administrators” means, collectively, the SEC and any state securities commission or similar regulatory authority of any state of the United States; and

1.02	Interpretation Not Affected by Headings

The division of this Arrangement Agreement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Arrangement Agreement. The terms “this Arrangement Agreement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Arrangement Agreement and the schedules attached hereto and not to any particular article, section or other portion hereof and include any agreement, schedule or instrument supplementary or ancillary hereto or thereto. References in this Arrangement Agreement to the words “include”, “includes” or “including” shall be deemed to be followed by the words “without limitation”.

1.03	References to Articles, Sections, Etc.

Unless otherwise indicated, references in this Arrangement Agreement to any article, section, subsection, paragraph, subparagraph or portion thereof are a reference to the applicable article, section, subsection, paragraph, subparagraph or portion thereof in this Arrangement Agreement.

1.04	Number and Gender

In this Arrangement Agreement, unless the context otherwise requires, words importing the singular only shall include the plural and vice versa, and words importing the use of any gender shall include all genders.

1.05	Date for Any Action

If the date on which any action is required to be taken hereunder by any Party is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

1.06	Statutory References

Any reference in this Arrangement Agreement to a statute includes all regulations and rules made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

1.07	Currency

Unless otherwise stated, all references in this Arrangement Agreement to amounts of money are expressed in lawful money of Canada, and “$” refers to Canadian dollars.

1.08	Invalidity of Provisions

Each of the provisions contained in this Arrangement Agreement is distinct and severable and a declaration of invalidity or unenforceability of any such provision or part thereof by a court of competent jurisdiction shall not affect the validity or enforceability of any other provision hereof. To the extent permitted by applicable Law, the Parties waive any provision of Law that renders any provision of this Arrangement Agreement or any part thereof invalid or unenforceable in any respect. The Parties shall engage in good faith negotiations to replace any provision hereof or any part thereof that is declared invalid or unenforceable with a valid and enforceable provision or part thereof, so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Arrangement and any other transactions contemplated by this Arrangement Agreement are fulfilled to the fullest extent possible.

1.09	Accounting Matters

Unless otherwise stated, all accounting terms used in this Arrangement Agreement shall have the meanings attributable thereto: (i) in respect of Canadian Gold, under IFRS; or (ii) in respect of McEwen, under U.S. GAAP, and in each case all determinations of an accounting nature required to be made hereunder shall be made in a manner consistent therewith.

1.10	Knowledge

Where the phrases “to the knowledge of Canadian Gold” or “to Canadian Gold’s knowledge” or “to the knowledge of McEwen” or “to McEwen’s knowledge” are used in respect of Canadian Gold or the Canadian Gold Subsidiary or McEwen or the McEwen Subsidiaries, as the case may be, such phrase shall mean, in respect of each representation and warranty or other statement which is qualified by such phrase, that such representation and warranty or other statement is being made based upon: (i) in the case of Canadian Gold or the Canadian Gold Subsidiary, the collective actual knowledge of Peter Shippen, director and chair, and Michael Swistun, President and Chief Executive Officer, of Canadian Gold and the Canadian Gold Subsidiary, after reasonable inquiry; and (ii) in the case of McEwen or the McEwen Subsidiaries, the collective actual knowledge of William Shaver, Chief Operating Officer, and Perry Ing, Chief Financial Officer, of McEwen and the McEwen Subsidiaries, after reasonable inquiry.

1.11	Schedules

The following schedules are attached to, and are deemed to be incorporated into and form part of, this Arrangement Agreement:

Schedule	Matter
Schedule “A”	Form of Plan of Arrangement
Schedule “B”	Form of Arrangement Resolution

Article 2
THE ARRANGEMENT

2.01	Arrangement

Canadian Gold and McEwen agree that the Arrangement shall be implemented in accordance with and subject to the terms and conditions contained in this Arrangement Agreement and the Plan of Arrangement. The Parties agree that: (i) the Arrangement shall result in the acquisition by McEwen of all of the issued and outstanding Canadian Gold Shares; and (ii) subject to Section 2.09, each Canadian Gold Shareholder (other than a Canadian Gold Shareholder who has validly exercised its Canadian Gold Dissent Rights) shall be entitled to receive, in exchange for each Canadian Gold Share held, the Arrangement Consideration, all as more specifically set out in the Plan of Arrangement.

2.02	Court Proceedings

Canadian Gold shall apply to the Court, in a manner acceptable to McEwen, acting reasonably, pursuant to the BCBCA for the Interim Order and the Final Order as follows:

(a)	as soon as reasonably practicable after the date of execution of this Arrangement Agreement and in any case on or before November 10, 2025, and subject to Section 5.01(a), Canadian Gold shall file, proceed with and diligently prosecute an application to the Court for the Interim Order which shall request that the Interim Order shall provide, among other things:

(i)	for the class of Persons to whom notice is to be provided in respect of the Arrangement and the Canadian Gold Meeting and for the manner in which such notices are to be provided, such notices to include, inter alia, that such Persons have a right to appear at the hearing before the Court at which the fairness of the Arrangement is to be adjudged;

(ii)	for confirmation of the record date for purposes of determining the Canadian Gold Shareholders entitled to receive notice of and vote at the Canadian Gold Meeting;

(iii)	that the requisite approval for the Arrangement Resolution shall be: (A) at least 66⅔% of the votes cast on the Arrangement Resolution by the Canadian Gold Shareholders, voting as a single class, present in person or by proxy at the Canadian Gold Meeting; and (B) a simple majority of the votes cast on the Arrangement Resolution by Canadian Gold Shareholders, voting as a single class, present in person or by proxy at the Canadian Gold Meeting (excluding Canadian Gold Shares held by certain “interested parties” and “related parties” of any interested parties (as such terms are defined in MI 61-101) in accordance with the requirements of MI 61-101) (collectively, the “Canadian Gold Shareholder Approval”);

(iv)	that, in all other respects, except as modified by the Interim Order, the terms, conditions and restrictions of the Canadian Gold constating documents, including quorum requirements and other matters, shall apply in respect of the Canadian Gold Meeting;

(v)	that McEwen intends to rely upon the Section 3(a)(10) Exemption in connection with the issuance of McEwen Shares to be issued in exchange for securities as contemplated by the Arrangement, subject to and conditioned upon the Court’s determination following a hearing that the Arrangement is fair and reasonable to the Canadian Gold Shareholders;

(vi)	for the grant of the Canadian Gold Dissent Rights to the registered holders of Canadian Gold Shares;

(vii)	for notice requirements with respect to the presentation of the application to the Court for the Final Order;

(viii)	that the Canadian Gold Meeting may be adjourned or postponed from time to time by management of Canadian Gold with the consent of McEwen, such consent not be unreasonably withheld, in accordance with the terms of this Arrangement Agreement, without the need for additional approval of the Court;

(ix)	that, subject to the Interim Order and with the consent of McEwen, such consent not be unreasonably withheld. the record date for the Canadian Gold Shareholders entitled to notice of and to vote at the Canadian Gold Meeting will not change in respect of any adjournment(s) (or postponements) of the Canadian Gold Meeting; and

(x)	for such other matters as Canadian Gold and McEwen, each acting reasonably, may require; and

(b)	subject to obtaining the approvals as contemplated by the Interim Order and as may be directed by the Court in the Interim Order, Canadian Gold shall take all steps necessary or desirable to apply for and obtain the Final Order as soon as practicable following approval of the Arrangement Resolution at the Canadian Gold Meeting.

The notices of motion and related materials for the applications referred to in this Section 2.02 shall be in a form satisfactory to Canadian Gold and McEwen, each acting reasonably.

2.03	Effecting the Arrangement

The Arrangement shall become effective at the Effective Time: (a) on the date the Final Order is deposited at the registered office of Canadian Gold (the “Effective Date”) which date shall be the date that is three Business Days after the satisfaction or waiver (subject to applicable Laws) of the conditions set forth in Article 6 (other than the delivery of items to be delivered on the Effective Date and the satisfaction of those conditions that, by their terms, cannot be satisfied until immediately prior to the Effective Date); or (b) such date as mutually agreed in writing by the Parties. Subject to the rights of termination contained in Article 8, upon the Canadian Gold Shareholders providing the Canadian Gold Shareholder Approval in accordance with the Interim Order, Canadian Gold obtaining the Final Order and the other conditions contained in Article 6 being complied with or waived, Canadian Gold shall deposit the Final Order at the registered office of Canadian Gold, whereupon the Arrangement and other transactions contemplated by this Arrangement Agreement shall occur and shall be deemed to have occurred in the order set out in the Plan of Arrangement without any further act or formality.

2.04	Consultation

Canadian Gold and McEwen will consult with each other in respect to issuing any press release or otherwise making any public statement with respect to this Arrangement Agreement or the Arrangement and in making any filing with the Court, any Governmental Entity, Canadian Securities Administrator, U.S. Securities Administrators or stock exchange with respect thereto. Each of Canadian Gold and McEwen shall use its commercially reasonable efforts to enable each of the other of them to review and comment on all such press release and filings prior to the release or filing, respectively, thereof; provided, however, that the obligations herein will not prevent a Party from making, after consultation with the other Party, such disclosure as is required by Applicable Securities Laws or the rules and policies of any applicable stock exchange.

2.05	U.S. Securities Law Matters

The Parties agree that the McEwen Shares to be issued to the Canadian Gold Shareholders pursuant to the Arrangement will not be registered under the 1933 Act and will be issued in reliance on the Section 3(a)(10) Exemption. In order to ensure the availability of the Section 3(a)(10) Exemption, the Parties agree that the Arrangement will be carried out on the following basis:

(a)	prior to the issuance of the Interim Order, the Court will be advised of the intention of the Parties to rely on the Section 3(a)(10) Exemption with respect to the issuance of the McEwen Shares as the Arrangement Consideration in connection with the Arrangement, based on the Court’s approval of the Arrangement;

(b)	the Court will be asked to satisfy itself that the Arrangement is fair and reasonable to the Canadian Gold Shareholders;

(c)	the hearing of the Court to give approval of the Arrangement must be open to any Persons to whom securities will be issued under the Arrangement and there will not be any improper impediments to the appearance by those Persons at the hearing;

(d)	Canadian Gold will ensure that each Canadian Gold Shareholder entitled to receive McEwen Shares as the Arrangement Consideration pursuant to the Arrangement will be given adequate notice advising them of their right to attend the hearing of the Court to give approval of the Arrangement and providing them with sufficient information necessary for them to exercise that right;

(e)	the Canadian Gold Shareholders will be advised that McEwen Shares issued as Arrangement Consideration pursuant to the Arrangement have not been registered under the 1933 Act and will be issued by McEwen in reliance on the Section 3(a)(10) Exemption, and may be subject to restrictions on resale under the applicable securities laws of the United States, including Rule 144 under the 1933 Act with respect to affiliates of Canadian Gold and McEwen;

(f)	the Interim Order approving the Canadian Gold Meeting shall specify that each Person to whom McEwen Shares will be issued pursuant to the Arrangement will have the right to appear before the Court at the hearing for the Final Order so long as they enter an appearance within a reasonable time; and

(g)	the Final Order approving the Arrangement that is obtained from the Court will expressly state that the Arrangement is approved by the Court as being fair and reasonable to the Canadian Gold Shareholders, as well as the following or substantially similar language: “This Order will serve as a basis of a claim to an exemption, pursuant to section 3(a)(10) of the United States Securities Act of 1933, as amended, from the registration requirements otherwise imposed by that act regarding the distribution of securities of McEwen pursuant to the Plan of Arrangement”.

2.06	Closing

The closing of the Arrangement will take place at the offices of Bennett Jones LLP, located at 3400 One First Canadian Place, Toronto, Ontario, at 8:00 a.m. (Pacific time) on the Effective Date.

2.07	Adjustments for Dividends, Distributions or other Corporate Events

If on or after the date hereof, either Party: (i) splits, consolidates or reclassifies any of its common shares; (ii) undertakes any other capital reorganization; or (iii) declares, sets aside or pays any dividend or other distribution to its shareholders of record as of a time prior to the Effective Date, the Parties hereto shall make such adjustments to the Arrangement, including the Arrangement Consideration and the Arrangement Consideration Factor, as they determine acting in good faith to be necessary to restore the original intention of the Parties in the circumstances. If the Parties are unable to agree on such adjustments within ten (10) Business Days, the matter shall be referred to a nationally recognized independent accounting firm. The accounting firm shall act as an expert and not as an arbitrator, and its determination shall be final, conclusive and binding on the Parties. The costs and expenses of the accounting firm shall be borne equally by the Parties.

2.08	Withholding

Canadian Gold, McEwen and the Depositary shall be entitled to deduct or withhold from any consideration payable or otherwise deliverable to any Person hereunder and from all dividends or other distributions otherwise payable to any former Canadian Gold Shareholder such amounts as Canadian Gold, McEwen or the Depositary are required to deduct or withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any applicable Tax Laws. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes hereof as having been paid to the relevant Person in respect of which such deduction or withholding was made, provided that such deducted or withheld amounts are remitted to the appropriate Governmental Entity. Each of Canadian Gold, McEwen and the Depositary and any person acting on their behalf is hereby authorized to sell or otherwise dispose of such portion of the Arrangement Consideration as is necessary to provide sufficient funds to Canadian Gold, McEwen or the Depositary, as the case may be, to enable it to implement such deduction or withholding, and Canadian Gold, McEwen or the Depositary will notify the holder thereof and remit to the holder any unapplied balance of the net proceeds of such sale. None of Canadian Gold, McEwen or the Depositary shall be liable for any loss arising out of any such sale.

2.09	Subscription Receipts

Notwithstanding that pursuant to the Arrangement each other Canadian Gold Shareholder will be entitled to receive the Arrangement Consideration in exchange for such Canadian Gold Shareholder’s Canadian Gold Shares, if the McEwen Shareholder Approval has not been obtained prior to the Effective Time, no McEwen Shares shall be issued in respect of any Canadian Gold Shares beneficially held, directly or indirectly, or controlled or directed as of the date hereof, by Mr. Robert McEwen (the “Controlled Canadian Gold Shares”) to the extent that such issuance would result in an issuance, in aggregate, of greater than one per cent (1%) of the number of issued and outstanding McEwen Shares determined immediately prior to the Effective Time, as Arrangement Consideration for such Controlled Canadian Gold Shares. The portion of the Controlled Canadian Gold Shares that will result in aggregate Arrangement Consideration up to one percent (1%) of the number of issued and outstanding McEwen Shares determined immediately prior to the Effective Time is herein referred to as the “Base Controlled Canadian Gold Shares” and the balance of the Controlled Canadian Gold Shares is herein referred to as the “Excess Controlled Canadian Gold Shares”. In accordance with the terms of the Plan of Arrangement at the Effective Time, (i) each Base Controlled Canadian Gold Share shall be exchanged for the Arrangement Consideration, and (ii) each Excess Controlled Canadian Gold Share shall be exchanged for such fraction of one Subscription Receipt equal to the Arrangement Consideration Factor. For greater certainty, if the McEwen Shareholder Approval is obtained prior to the Effective Time in accordance with the Plan of Arrangement, then each Controlled Canadian Gold Share shall be exchanged for the Arrangement Consideration at the Effective Time and no Subscription Receipts will be created and issued.

Notwithstanding the foregoing provisions of this Section 2.09, if the McEwen Meeting occurs prior to the Effective Time and the McEwen Shareholder Approval is not obtained at such meeting, then McEwen shall not issue Arrangement Consideration in respect of the Excess Controlled Canadian Gold Shares but shall instead at the Effective Time and in accordance with the Plan of Arrangement pay to the holder thereof an amount in cash for each Excess Controlled Canadian Gold Share equal to the Arrangement Consideration Factor multiplied by the closing price of McEwen Shares on the NYSE on the last trading day prior to the Effective Time.

Article 3
REPRESENTATIONS AND WARRANTIES OF Canadian Gold

3.01	Representations and Warranties of Canadian Gold

Canadian Gold hereby represents and warrants to McEwen as set forth in this Section 3.01 and hereby acknowledges that McEwen is relying upon such representations and warranties in connection with entering into this Arrangement Agreement and agreeing to complete the Arrangement.

(a)	Organization

(i)	Canadian Gold and each Canadian Gold Subsidiary has been duly incorporated under the applicable Laws of its jurisdiction of incorporation, is validly existing and has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as currently owned and conducted.

(ii)	Canadian Gold and each Canadian Gold Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect in respect of Canadian Gold.

(b)	Capitalization

(i)	The authorized capital of Canadian Gold consists of an unlimited number of Canadian Gold Shares. As at the date of this Arrangement Agreement, 209,977,304 Canadian Gold Shares are issued and outstanding. As at the date of this Arrangement Agreement, there are outstanding Canadian Gold Options to acquire an aggregate of up to 600,000 Canadian Gold Shares, all of which are or will, upon issuance, become exercisable immediately prior to the completion of the Arrangement. As at the date of the Arrangement Agreement, there are outstanding Canadian Gold Warrants to acquire an aggregate of up to 2,941,176 Canadian Gold Shares, all of which are or will, upon issuance, become exercisable immediately prior to the completion of the Arrangement. Except for the Canadian Gold Options and the Canadian Gold Warrants referred to in the preceding sentence, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating Canadian Gold or any Canadian Gold Subsidiary to issue or sell any securities of Canadian Gold or any Canadian Gold Subsidiary or securities or obligations of any kind convertible into, or exchangeable or exercisable for, any securities of Canadian Gold or any Canadian Gold Subsidiary.

(ii)	All outstanding Canadian Gold Shares and the Canadian Gold Shares to be issued on any exercise of Canadian Gold Options and Canadian Gold Warrants have been duly authorized. The outstanding Canadian Gold Shares are, and any Canadian Gold Shares to be issued on the exercise of any Canadian Gold Options and Canadian Gold Warrants will be when issued, validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights.

(iii)	All of the shares of the Canadian Gold Subsidiary are validly issued, fully paid and non-assessable and are held directly or indirectly by Canadian Gold free and clear of any Encumbrances. No Person other than Canadian Gold holds any equity interest, or right to acquire any equity interest, in the Canadian Gold Subsidiary. Canadian Gold does not hold any equity interest, or right to acquire any equity interest, in any Person, other than its interests in the Canadian Gold Subsidiary and as disclosed in the Canadian Gold Public Documents.

(iv)	Canadian Gold has no Subsidiaries, other than a 100% interest in the Canadian Gold Subsidiary.

(v)	There are no outstanding bonds, debentures or other evidences of indebtedness of Canadian Gold or the Canadian Gold Subsidiary having the right to vote (or that are convertible for, or exercisable into, securities having the right to vote) with the Canadian Gold Shareholders on any matter. There are no outstanding obligations of Canadian Gold or the Canadian Gold Subsidiary to repurchase, redeem or otherwise acquire any outstanding Canadian Gold Shares or with respect to the voting or disposition of any outstanding securities of Canadian Gold or the Canadian Gold Subsidiary. No holder of securities issued by Canadian Gold or any Canadian Gold Subsidiary has any right to compel Canadian Gold or the Canadian Gold Subsidiary to register or otherwise qualify securities for public sale in Canada, the United States or elsewhere.

(vi)	Canadian Gold has provided to McEwen, for all of the outstanding Canadian Gold Options and outstanding Canadian Gold Warrants as at the date of this Arrangement Agreement, a true and complete list setting out the name of each holder of a Canadian Gold Option and Canadian Gold Warrant, the number of Canadian Gold Options and Canadian Gold Warrants held by such Person and the exercise price, date of grant and expiry date of each such Canadian Gold Option and Canadian Gold Warrant, as well as a true and complete copy of the Canadian Gold Stock Option Plan and Canadian Gold Warrant Agreements.

(c)	Authority and No Violation

(i)	Canadian Gold has the necessary corporate power, authority and capacity to enter into this Arrangement Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Arrangement Agreement by Canadian Gold has been duly authorized by the Canadian Gold Board and no other corporate proceedings on its part are necessary to authorize the execution, delivery and performance of this Arrangement Agreement, other than the Canadian Gold Shareholder Approval. This Arrangement Agreement has been duly executed and delivered by Canadian Gold and constitutes a legal, valid and binding obligation of Canadian Gold, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity.

(ii)	The authorization of this Arrangement Agreement, the execution and delivery by Canadian Gold of this Arrangement Agreement and the performance by it of its obligations under this Arrangement Agreement, and the completion of the Arrangement will not:

A.	result (with or without notice or the passage of time) in a violation or breach of or constitute a default under, require an Authorization to be obtained under or give rise to any third party right of termination, amendment, cancellation, acceleration, penalty or payment obligation or right of purchase or sale or pre-emptive or participation right under, any provision of:

I.	its or any Canadian Gold Subsidiary’s notice of articles, articles, or other charter documents;

II.	any applicable Laws;

III.	any note, bond, mortgage, indenture, instrument, contract, agreement, lease or Authorization to which Canadian Gold or any Canadian Gold Subsidiary is party or by which it or its assets are bound, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of Canadian Gold; or

IV.	any judgment, decree, order or award of any Governmental Entity, court or arbitrator;

B.	give rise to any right of termination, amendment, acceleration or cancellation of indebtedness of Canadian Gold or any Canadian Gold Subsidiary, or cause any such indebtedness to come due before its stated maturity, or cause any available credit of Canadian Gold or any Canadian Gold Subsidiary to cease to be available, or cause any security interest in any assets of Canadian Gold or any Canadian Gold Subsidiary to become enforceable or realizable;

C.	give rise to any rights of first refusal or trigger any change of control provisions or any restriction or limitation under any such note, bond, mortgage, indenture, contract, agreement or Authorization; or

D.	result in the imposition of any Encumbrance upon any assets of Canadian Gold or any Canadian Gold Subsidiary, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of Canadian Gold.

(iii)	No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or other Person is required to be obtained by Canadian Gold in connection with this Arrangement Agreement and the completion of the Arrangement and any other transactions contemplated by this Arrangement Agreement, other than: (i) the Canadian Gold Shareholder Approval; (ii) the approval of the Court pursuant to the Interim Order and the Final Order; (iii) the requirement to prepare and file this Arrangement Agreement and the Canadian Gold Circular together with related continuous disclosure filings; and (iv) such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, prevent or materially delay the completion of the Arrangement and any other transactions contemplated by this Arrangement Agreement. To the knowledge of Canadian Gold, the only Canadian Gold Shareholders whose votes may not be counted for the purposes of the “majority of the minority” approval under MI 61-101 are McEwen (as to 11,764,705 Canadian Gold Shares), Robert McEwen (as to 67,857,150 Canadian Gold Shares), Alexander McEwen (as to 60,000 Canadian Gold Shares), and James Downey (as to 7,059 Canadian Gold Shares).

(d)	Support of the Arrangement

Canadian Gold has received an opinion of Red Cloud Securities Inc. dated October 8, 2025, to the effect that, as of such date and subject to the assumptions and limitations set out therein, the Arrangement is fair, from a financial point of view, to Canadian Gold Shareholders (other than with respect to McEwen and Robert McEwen) (the “Canadian Gold Fairness Opinion”). The Canadian Gold Board has, taking into account, among other things, the recommendation of a special committee of independent and disinterested directors of the Canadian Gold Board, and the Canadian Gold Fairness Opinion, determined that the Arrangement is in the best interests of Canadian Gold and the Canadian Gold Shareholders (other than with respect to McEwen and Robert McEwen). The Canadian Gold Board has approved the Arrangement and any other transactions contemplated by this Arrangement Agreement and determined to recommend approval of the Arrangement Resolution to the Canadian Gold Shareholders (other than with respect to McEwen and Robert McEwen) (the “Canadian Gold Recommendation”).

(e)	Authorizations

Canadian Gold and each Canadian Gold Subsidiary possess all Authorizations necessary to properly conduct their respective businesses. Each Authorization obtained by Canadian Gold or any Canadian Gold Subsidiary is in full force and effect and not subject to any dispute. Canadian Gold and the Canadian Gold Subsidiary are in compliance with each of such Authorizations in all material respects. No event has occurred which, with the giving of notice, lapse of time or both, could constitute a default under, or in respect of, any of such Authorizations.

(f)	Public Filings

Canadian Gold has filed all documents or information required to be filed by it under Applicable Securities Laws from January 1, 2022 to the date of this Arrangement Agreement (the “Canadian Gold Public Documents”). All of the Canadian Gold Public Documents, as of their respective dates (and as of the dates of any amendments thereto), did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the Canadian Gold Public Documents, as of their respective dates (and as of the dates of any amendments thereto), complied as to both form and content in all material respects with the requirements of Applicable Securities Laws or were amended on a timely basis to correct deficiencies identified by the Canadian Securities Administrators. All of the Canadian Gold Public Documents are publicly available on SEDAR+. Canadian Gold has not filed any confidential material change report with any Canadian Securities Administrator that at the date hereof remains confidential.

(g)	Disclosure Controls and Procedures

Canadian Gold has established and maintains a system of disclosure controls and procedures designed to ensure that information required to be disclosed by Canadian Gold under Applicable Securities Laws is recorded, processed, summarized and reported within the time periods specified in the Applicable Securities Laws. Such disclosure controls and procedures include controls and procedures designed to ensure that information required to be disclosed by Canadian Gold in the Canadian Gold Public Documents is accumulated and communicated to the management of Canadian Gold, including its principal executive and financial officers, or Persons performing similar functions, as appropriate to allow timely decisions regarding required disclosure.

(h)	Financial Statements

The audited consolidated financial statements of Canadian Gold (including any related notes thereto) for the fiscal years ended December 31, 2024 and 2023 and the condensed interim consolidated financial statements of Canadian Gold (including any related notes thereto) for the period ended June 30, 2025 (collectively, the “Canadian Gold Financial Statements”) have been prepared in accordance with IFRS and all applicable Laws and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), financial position and results of operations of Canadian Gold as at December 31, 2024 and 2023 and June 30, 2025, as applicable, and for the periods covered thereby applied on a basis consistent with the immediately prior period and throughout the periods indicated (except as may be indicated expressly in the notes thereto), and subject in the case of unaudited interim consolidated financial statements to recurring year-end audit adjustments normal in nature and extent. The Canadian Gold Financial Statements reflect appropriate and adequate reserves in accordance with IFRS in respect of contingent liabilities, if any, of Canadian Gold.

(i)	Internal Controls Over Financial Reporting

Canadian Gold maintains internal controls over its financial reporting. Such internal controls over its financial reporting are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with IFRS and Applicable Securities Laws and include policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions involving, or any acquisitions and dispositions of, the assets of Canadian Gold and the Canadian Gold Subsidiary; (ii) provide reasonable assurance that transactions are recorded as necessary to permit the preparation of the Canadian Gold Financial Statements in accordance with IFRS and Applicable Securities Laws, and that receipts and expenditures of Canadian Gold and the Canadian Gold Subsidiary are being made only in accordance with authorizations of management and directors of Canadian Gold and the Canadian Gold Subsidiary; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Canadian Gold or the Canadian Gold Subsidiary that could have a material effect on the Canadian Gold Financial Statements. To the knowledge of Canadian Gold, prior to the date of this Arrangement Agreement: (A) there were no significant deficiencies in the design or operation of, or material weaknesses in, the internal controls over financial reporting of Canadian Gold that are reasonably likely to adversely affect the ability of Canadian Gold to record, process, summarize and report financial information; and (B) there was no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of Canadian Gold. Since December 31, 2023, Canadian Gold has received no: (x) complaints from any source regarding any material accounting, internal accounting controls or auditing matters; or (y) expressions of concern from employees of Canadian Gold regarding questionable accounting or auditing matters.

(j)	Liabilities and Indebtedness

Neither Canadian Gold nor the Canadian Gold Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities and obligations that are specifically disclosed in the Canadian Gold Financial Statements; or (ii) liabilities and obligations incurred in the Ordinary Course of Business since June 30, 2025. Neither Canadian Gold nor the Canadian Gold Subsidiary has any material obligation to issue any debt securities, or guarantee, endorse or otherwise become responsible for, the obligations of any other Person. Neither Canadian Gold nor the Canadian Gold Subsidiary has any off balance sheet liabilities or other arrangements that would avoid disclosure of liabilities in the Canadian Gold Financial Statements.

(k)	Books and Records

(i)	The financial books, records and accounts of Canadian Gold and each of the Canadian Gold Subsidiary in all material respects:

A.	have been maintained in accordance with applicable Laws and IFRS on a basis consistent with prior years;

B.	are stated in reasonable detail and accurately and fairly reflect the material transactions involving, or any acquisitions or dispositions of, any assets of Canadian Gold and the Canadian Gold Subsidiary; and

C.	accurately and fairly reflect the basis for the Canadian Gold Financial Statements.

(ii)	The corporate minute books of Canadian Gold and each of the Canadian Gold Subsidiary are complete and accurate in all material respects and contain, among other things, copies of minutes of all meetings and resolutions of the respective directors (other than those portions of minutes of meetings reflecting discussions of the Arrangement) and securityholders held in accordance with applicable Laws, and share issuance and transfer records.

(iii)	Canadian Gold has provided to McEwen, on or before the date hereof, a true and complete copy of the minute books of Canadian Gold and each of the Canadian Gold Subsidiary (including all of the information referred to in Section 3.01(k)(ii) above).

(l)	Absence of Certain Changes or Events

Since December 31, 2024, except as disclosed in the Canadian Gold Public Documents, and other than for the purposes of the Arrangement and any other transactions contemplated by this Arrangement Agreement:

(i)	Canadian Gold and each of the Canadian Gold Subsidiary has conducted its business only in the Ordinary Course of Business;

(ii)	there has not been any acquisition or sale by Canadian Gold of any material property or assets;

(iii)	there has not occurred one or more changes, events or occurrences which would, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect in respect of Canadian Gold;

(iv)	there has been no dividend or distribution of any kind declared, paid or made by Canadian Gold on any Canadian Gold Shares;

(v)	Canadian Gold has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding Canadian Gold Shares;

(vi)	neither Canadian Gold nor any Canadian Gold Subsidiary has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of Canadian Gold;

(vii)	there has not been any incurrence, assumption or guarantee by Canadian Gold or any Canadian Gold Subsidiary of any debt for borrowed money, any creation or assumption by Canadian Gold or any Canadian Gold Subsidiary of any Encumbrance, or any making by Canadian Gold or any Canadian Gold Subsidiary of any loan, advance or capital contribution to, or investment in, any other Person, which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of Canadian Gold; and

(viii)	Canadian Gold has not effected any change in its accounting methods, principles or practices.

(m)	No Default

Neither Canadian Gold nor the Canadian Gold Subsidiary nor, to the knowledge of Canadian Gold, any other party thereto, is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or would trigger a right of termination under: (i) any note, bond, mortgage, indenture or other instrument evidencing any indebtedness to which Canadian Gold or any Canadian Gold Subsidiary is a party; or (ii) any other contract, agreement, lease, letter of intent, offer or Authorization or other instrument or obligation, which would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect in respect of Canadian Gold.

(n)	Litigation

(i)	There is no claim, action, proceeding or investigation that has been commenced or is pending or, to the knowledge of Canadian Gold, threatened, against Canadian Gold or any Canadian Gold Subsidiary or affecting any of its properties or assets by or before any Governmental Entity which, if determined adversely to Canadian Gold or the Canadian Gold Subsidiary, as the case may be, would, individually or in the aggregate:

A.	reasonably be expected to result in liability to Canadian Gold or any Canadian Gold Subsidiary in excess of $100,000 or have a Material Adverse Effect in respect of Canadian Gold; or

B.	reasonably be expected to prevent or materially delay the completion of the Arrangement or any other transactions contemplated under the Arrangement Agreement;

nor is Canadian Gold aware of any existing ground on which any such liability may be incurred or claim, action, proceeding or investigation might be commenced with any reasonable likelihood of success.

(ii)	Neither Canadian Gold nor the Canadian Gold Subsidiary, nor any of their respective properties and assets, is subject to any outstanding judgment, order, writ, injunction or decree which would reasonably be expected to have a Material Adverse Effect in respect of Canadian Gold or to prevent or materially delay the completion of the Arrangement.

(o)	Employment Matters

(i)	No Person is a party to or a participant in any agreement, arrangement, plan, obligation or understanding providing for severance, termination or other payments in connection with the termination of the employment or engagement of, or resignation of, any director, officer or employee of, or independent contractor to, Canadian Gold or any Canadian Gold Subsidiary following a change of control of Canadian Gold (other than statutory severance obligations) and there are no written or oral agreements, arrangements, plans, obligations or understandings providing for severance or termination or other payments in connection with the termination of the employment or engagement of, or resignation of, any director, officer or employee of, or independent contractor to, Canadian Gold or any Canadian Gold Subsidiary following a change of control of Canadian Gold.

(ii)	Except as disclosed in the Canadian Gold Public Documents, neither Canadian Gold nor any Canadian Gold Subsidiary is a party to any employment, engagement or similar agreement with any director or officer of Canadian Gold or any Canadian Gold Subsidiary.

(iii)	Except as disclosed in writing by Canadian Gold to McEwen, Canadian Gold has not declared or paid, or committed to declare or pay, any amount to any Person in respect of a performance or incentive or other bonus in respect of all or any part of its fiscal year ended on December 31, 2024 or in connection with the completion of the Arrangement or any other transactions contemplated by this Arrangement Agreement.

(iv)	Canadian Gold has been and is now in compliance, in all material respects, with all terms and conditions of employment, with respect to employment and labour, including wages, hours of work, overtime, human rights, occupational health and safety and workers compensation, and there are no current or pending or, to the knowledge of Canadian Gold, threatened proceedings (including grievances, arbitration, applications or pending applications) before any Governmental Entity or labour arbitrator (other than routine claims for benefits).

(v)	Neither Canadian Gold nor any Canadian Gold Subsidiary is subject to any material claim for wrongful dismissal, constructive dismissal or any other claim, actual or threatened, or any litigation, actual or threatened, relating to any of its employees or independent contractors (including any termination of such Persons).

(vi)	Neither Canadian Gold nor any Canadian Gold Subsidiary is a party to any collective bargaining agreement or subject to any application for certification or threatened or apparent union-organizing campaign and there are no current, pending or threatened strikes, lockouts or other labour disputes or disruptions at Canadian Gold or any Canadian Gold Subsidiary.

(vii)	There exists no Canadian Gold Benefit Plans and neither Canadian Gold nor any Canadian Gold Subsidiary has any pension plan or other obligation to provide post-retirement benefits.

(p)	Tax Matters

(i)	Each of Canadian Gold and the Canadian Gold Subsidiary has duly and in a timely manner filed all income and other material Tax Returns required to be filed by it and all such Tax Returns are correct and complete in all material respects and fully disclose the income and expenses as required by applicable Law. Each of Canadian Gold and the Canadian Gold Subsidiary has paid on a timely basis and in all material amounts all Taxes, including instalments, which are due and payable, and has paid all assessments and reassessments, and all other Taxes, governmental charges, penalties, interest and fines due and payable by it, other than those which are being contested in good faith and in respect of which adequate reserves have been provided in the Canadian Gold Financial Statements in accordance with IFRS. Adequate provision has been made on the Canadian Gold Financial Statements for amounts at least equal to the amount of all Taxes assessed and all Taxes owing by Canadian Gold or the Canadian Gold Subsidiary that are not yet due and payable and that relate to periods ending on or prior to the date of this Arrangement Agreement, including income taxes and related deferred taxes, in conformity with IFRS and all other applicable accounting rules and principles. To the knowledge of Canadian Gold, no deficiencies exist or have been asserted with respect to Taxes of Canadian Gold or the Canadian Gold Subsidiary and there are no actions, suits, proceedings, investigations or claims outstanding, pending or threatened against Canadian Gold or the Canadian Gold Subsidiary in respect of Taxes or assessments, nor are there any matters under discussion with any Governmental Entity relating to Taxes.

(ii)	Neither Canadian Gold nor the Canadian Gold Subsidiary is party to any Tax sharing agreement, Tax indemnification agreement or other similar agreement or arrangement relating to Taxes with any Person.

(iii)	Canadian Gold and the Canadian Gold Subsidiary have withheld or collected all amounts required to be withheld or collected by it on account of Taxes and have remitted all such amounts to the appropriate Governmental Entity when required by Law to do so.

(iv)	Neither Canadian Gold nor the Canadian Gold Subsidiary has requested, or entered into any agreement or other arrangement or executed any waiver providing for, any extension of time within which:

A.	to file any elections, designations or similar filings relating to any Taxes for which Canadian Gold or the Canadian Gold Subsidiary is or may be liable;

B.	Canadian Gold or the Canadian Gold Subsidiary is required to pay or remit any Taxes or amounts on account of Taxes (other than any Taxes being appealed); or

C.	any Governmental Entity may assess or collect any Taxes for which Canadian Gold of the Canadian Gold Subsidiary is or may be liable.

(v)	Canadian Gold has furnished or made available to McEwen complete and accurate copies of all Tax returns, and any amendments thereto, filed by Canadian Gold or the Canadian Gold Subsidiary for the preceding three (3) taxation years.

(vi)	Canadian Gold has furnished or made available to McEwen its best estimate of the adjusted cost base, within the meaning provided in the Tax Act, of all issued and outstanding common shares in the capital of the Canadian Gold Subsidiary owned by Canadian Gold, computed in accordance with the provisions of the Tax Act.

(vii)	To the knowledge of Canadian Gold, no transaction or arrangement between Canadian Gold or the Canadian Gold Subsidiary, on the one hand, and any Person with whom Canadian Gold or the Canadian Gold Subsidiary was not dealing at arm’s length, within the meaning of the Tax Act, on the other hand, involving the acquisition, delivery, disposition or provision of property or services or the right to use property or services, has taken place for consideration that is other than the fair market value of such property, services or right to use property or services and each such transaction or arrangement was made on arm’s length terms and conditions.

(viii)	There are no circumstances existing and no transactions or series of transactions or events has occurred which has resulted or which may result in the application of Sections 78 to 80.04 of the Tax Act or any equivalent provincial Tax Law to Canadian Gold or the Canadian Gold Subsidiary.

(ix)	Canadian Gold and the Canadian Gold Subsidiary have:

A.	duly and timely completed and filed all CEWS Returns required to be filed by it, or that it elected to file, and all such CEWS Returns are complete and correct in all material respects; and

B.	not claimed CEWS to which it was not entitled.

(x)	Neither Canadian Gold nor the Canadian Gold Subsidiary has undertaken, participated in or been contractually obligated to participate in any Reportable Transaction or Notifiable Transaction.

(xi)	Except as set for in the Canadian Gold Disclosure Letter, neither Canadian Gold nor the Canadian Gold Subsidiary has issued shares that are, or were intended to be, “flow-through shares” for purposes of the Tax Act in the previous two calendar years and neither Canadian Gold nor the Canadian Gold Subsidiary has outstanding obligations to incur or renounce “Canadian exploration expenses” (within the meaning of the Tax Act) pursuant to any subscription agreements relating to the issuance of flow-through shares.

(q)	Insurance

Canadian Gold and each of the Canadian Gold Subsidiary maintains or causes to be maintained insurance, naming Canadian Gold as an insured, of the types and in amounts customary and usual for Persons engaged in a business similar to that carried out by Canadian Gold and the Canadian Gold Subsidiary.

(r)	Material Contracts

(i)	Canadian Gold has provided McEwen true and complete copies of all contracts to which it or any Canadian Gold Subsidiary is a party or to which its assets are bound that are material to its property, assets or operations (the “Canadian Gold Material Contracts”).

(ii)	All Canadian Gold Material Contracts are legal, valid, binding and in full force and effect and are enforceable by Canadian Gold or any Canadian Gold Subsidiary in accordance with their respective terms (subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity) and are the result of arm’s length negotiations between the parties thereto. Canadian Gold and each Canadian Gold Subsidiary has performed in all material respects all respective obligations required to be performed by them to date under the Canadian Gold Material Contracts and are not, and are not to the knowledge of Canadian Gold alleged to be, (with or without the lapse of time or the giving of notice, or both) in breach or default in any material respect thereunder. To the knowledge of Canadian Gold, no other party to any Canadian Gold Material Contract is in breach of any of its material obligations thereunder or has provided written notice of its intention to terminate any such Canadian Gold Material Contract.

(s)	Related Party Transactions

Neither Canadian Gold nor the Canadian Gold Subsidiary is indebted to any director, officer, employee or agent of, or independent contractor to, Canadian Gold or the Canadian Gold Subsidiary or any of their respective affiliates or associates (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses). Except as set forth in the Canadian Gold Disclosure Letter, no director, officer, employee or agent of Canadian Gold or the Canadian Gold Subsidiary or any of their respective affiliates or associates is a party to any loan, contract, arrangement or understanding or other transactions with Canadian Gold or the Canadian Gold Subsidiary.

(t)	Mineral Resources

The estimated measured, indicated and inferred mineral resources and other technical information contained in the technical reports filed on SEDAR+ by Canadian Gold (the “Canadian Gold Technical Reports”) have been prepared and disclosed in all material respects in accordance with the requirements set forth in National Instrument 43-101 – Standards of Disclosure for Mineral Projects and all Applicable Securities Laws. To the knowledge of Canadian Gold, the contents of such technical reports are not inaccurate in any material respect. There has been no material reduction in the aggregate amount of estimated mineral resources or mineralized material of Canadian Gold, taken as a whole, from the amounts disclosed in the Canadian Gold Technical Reports. All material drill results have been filed on SEDAR+.

(u)	Property and Mineral Rights; Operations

(i)	With respect to the Canadian Gold Properties and material mineral interests and rights (including any material claims, concessions, exploration licences, exploitation licences, mining leases or prospecting permits related to the Canadian Gold Properties) (collectively, the “Canadian Gold Mineral Rights”), except as disclosed in the Canadian Gold Public Documents and except where it would not reasonably be expected to have a material adverse effect in respect of any Canadian Gold Property:

A.	Canadian Gold or a Canadian Gold Subsidiary is the sole legal and beneficial owner of all right, title and interest in and to the Canadian Gold Properties and the Canadian Gold Mineral Rights, free and clear of any Encumbrances;

B.	all of the Canadian Gold Mineral Rights have been properly located and recorded in compliance with applicable Law and are comprised of valid and subsisting mineral claims;

C.	the Canadian Gold Properties and the Canadian Gold Mineral Rights are in good standing under applicable Law and, to the knowledge of Canadian Gold, all work required to be performed and filed in respect thereof has been performed and filed, all Taxes, rentals, fees, expenditures and other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made;

D.	there is no adverse claim against or challenge to the title to or ownership of the Canadian Gold Properties or any of the Canadian Gold Mineral Rights;

E.	Canadian Gold or a Canadian Gold Subsidiary has the exclusive right to deal with the Canadian Gold Properties and all of the Canadian Gold Mineral Rights;

F.	no Person other than Canadian Gold and the Canadian Gold Subsidiary has any interest in the Canadian Gold Properties or any of the Canadian Gold Mineral Rights or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest;

G.	there are no back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would affect Canadian Gold’s interest in the Canadian Gold Properties or any of the Canadian Gold Mineral Rights;

H.	there are no material restrictions on the ability of Canadian Gold and the Canadian Gold Subsidiary to use, transfer or exploit the Canadian Gold Properties or any of the Canadian Gold Mineral Rights, except pursuant to applicable Laws; and

I.	neither Canadian Gold nor any Canadian Gold Subsidiary has received any notice, whether written or oral, from any Governmental Entity of any revocation or intention to revoke any interest of Canadian Gold in any of the Canadian Gold Properties or any of the Canadian Gold Mineral Rights;

J.	Canadian Gold and the Canadian Gold Subsidiary have all surface rights, including, without limitation, fee simple estates, leases, easements, rights of way and permits or licences operations from landowners or Governmental Entities permitting the use of land by Canadian Gold and the Canadian Gold Subsidiary, and mineral interests that are required to exploit the development potential of the Canadian Gold Properties and the Canadian Gold Mineral Rights as contemplated in the Canadian Gold Public Documents filed (and available on SEDAR) on or before the date hereof and no third party or group holds any such rights that would be required by Canadian Gold to develop the Canadian Gold Properties or any of the Canadian Gold Mineral Rights as contemplated in the Canadian Gold Public Documents filed (and available on SEDAR) on or before the date hereof.

(ii)	All mines which have been abandoned by Canadian Gold or any Canadian Gold Subsidiary, have been abandoned in accordance with good mining practices and in compliance with all applicable Laws.

(v)	Environmental

Except for any matters that are disclosed in the Canadian Gold Public Documents or that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect in respect of Canadian Gold:

(i)	all facilities and operations of Canadian Gold and the Canadian Gold Subsidiary and their predecessors have been conducted, and are now, in material compliance with all Environmental Laws;

(ii)	there have been no spills, releases, deposits, presence or discharges of pollutants or hazardous or toxic substances, contaminants or wastes into or in the earth, air or any body of water, whether surface or otherwise, by Canadian Gold or the Canadian Gold Subsidiary or, to the knowledge of Canadian Gold, their predecessors or at, to or from Canadian Gold’s assets or operations, which could reasonably be expected to result in liability or remediation obligations under any Environmental Law;

(iii)	neither Canadian Gold nor the Canadian Gold Subsidiary has failed to report to the proper Governmental Entity the occurrence of any event which is required to be so reported by any Environmental Law;

(iv)	no environmental, reclamation or closure obligation, demand, notice, work order or other liabilities presently exist with respect to any portion of any currently or formerly owned, leased, used or otherwise controlled property, interests and rights or relating to the operations and business of Canadian Gold and the Canadian Gold Subsidiary and, to the knowledge of Canadian Gold, there is no basis for any such obligations, demands, notices, work orders or liabilities to arise in the future as a result of any activity in respect of such property, interests, rights, operations and business;

(v)	neither Canadian Gold nor any Canadian Gold Subsidiary is subject to any proceeding, application, order or directive which relates to environmental, health or safety matters, and which may require any material work, repairs, construction or expenditures;

(vi)	Canadian Gold and the Canadian Gold Subsidiary are in possession of, and in material compliance with, all Environmental Approvals, consents, waivers, permits, orders and exemptions required to own, lease and operate its properties and mineral projects and to conduct its business as it is now being conducted, and neither Canadian Gold nor the Canadian Gold Subsidiary has received any notification from any Governmental Entity pursuant to any Environmental Laws that any work, undertaking, study, report, assessment, repairs, construction or other expenditures are required to be made by it as a condition of continued compliance with any Environmental Laws, or any Environmental Approvals issued pursuant thereto, or that any Environmental Approvals referred to above are about to be reviewed, made subject to limitation or conditions, revoked, withdrawn or terminated;

(vii)	Canadian Gold and the Canadian Gold Subsidiary have made available to McEwen all material audits, assessments, investigation report studies, plans, regulatory correspondence and similar information with respect to environmental, health and safety matters; and

(viii)	to the knowledge of Canadian Gold, none of Canadian Gold nor the Canadian Gold Subsidiary is subject to any past or present fact, condition or circumstance that could reasonably be expected to result in liability under any Environmental Laws.

(w)	No Brokers

Except for the fee to be paid to Red Cloud Securities Inc. pursuant to its engagement letter dated July 23, 2025 with Canadian Gold, a true and complete copy of which has been delivered to McEwen, Canadian Gold is not obligated to pay any brokerage fees, finder’s fees, financial advisory fees, agent’s commissions or other similar forms of compensation in connection with the Arrangement or any other transactions contemplated by this Arrangement Agreement.

(x)	Non-Competition Agreements

Neither Canadian Gold nor any Canadian Gold Subsidiary is a party to or bound by any non-competition agreement or any other agreement or obligation which purports to limit the manner or localities in which all or any material portion of the business of Canadian Gold and the Canadian Gold Subsidiary is or could be conducted.

(y)	Compliance with Laws

(i)	Canadian Gold and the Canadian Gold Subsidiary have complied with, and are not in violation of, any applicable Laws in all material respects, other than non-compliance or violations which would not be material to Canadian Gold, or which would not materially impair the ability of Canadian Gold to perform its obligations hereunder or reasonably be expected to prevent or materially delay the completion of the Arrangement.

(ii)	Neither Canadian Gold, nor, to the knowledge of Canadian Gold, any of the Canadian Gold Representatives: (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other expenses relating to political activity that would be illegal; (ii) has used or is using any corporate funds for any direct or indirect illegal payments to any foreign or domestic governmental officials or employees; (iii) has violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada) or any similar Laws of other jurisdictions; (iv) has established or maintained, or is maintaining, any illegal fund of corporate monies or other properties; or (v) has made any bribe, illegal rebate, illegal payoff, influence payment, kickback or other illegal payment of any nature.

(z)	First Nations or Aboriginal Claims.

(i)	Canadian Gold has not received any first nations or aboriginal claims which affects Canadian Gold or the Canadian Gold Subsidiary nor, to the knowledge of Canadian Gold, have any first nations or aboriginal claims been threatened which relates to the Canadian Gold Properties or the Canadian Gold Mineral Rights, any Authorizations or the operation by Canadian Gold or the Canadian Gold Subsidiary of its businesses in the areas in which such operations are carried on or in which Canadian Gold Properties are located.

(ii)	Canadian Gold and the Canadian Gold Subsidiary have no outstanding agreements, memorandums of understanding or similar arrangements with any first nations or aboriginal group.

(iii)	There are no material ongoing or outstanding discussions, negotiations, or similar communications with or by any first nations or aboriginal group concerning Canadian Gold, the Canadian Gold Subsidiary or their respective business, operations or assets.

(iv)	No first nations or aboriginal blockade, occupation, illegal action or on- site protest has occurred or, to the knowledge of Canadian Gold, has been threatened in connection with the activities on Canadian Gold Properties.

(v)	No material dispute between Canadian Gold or the Canadian Gold Subsidiary and any non-governmental organization, community, or community group exists or, to the knowledge of Canadian Gold, is threatened or imminent with respect to the Canadian Gold Properties or Canadian Gold Mineral Rights. Canadian Gold has provided McEwen with full and complete access to all material correspondence received by Canadian Gold, the Canadian Gold Subsidiary or Canadian Gold Representatives from any non-governmental organization, community, community group or first nations or aboriginal group.

(aa)	Stock Exchange Compliance

Canadian Gold is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the TSXV.

(bb)	Reporting Issuer Status

Canadian Gold is a reporting issuer within the meaning of Applicable Securities Laws in Alberta, British Columbia, and Ontario and is not on the list of reporting issuers in default maintained by any of the Canadian Securities Administrators. The Canadian Gold Shares are not registered or required to be registered under the 1934 Act.

3.02	Survival of Representations and Warranties

The representations and warranties contained in this Article 3 shall survive the execution and delivery of this Arrangement Agreement and shall expire and be terminated and extinguished on the earlier of the Effective Date and the date on which this Arrangement Agreement is terminated in accordance with its terms. This Section 3.02 will not limit any covenant or agreement of the Parties, which, by its terms, contemplates performance after the Effective Date or the date on which this Arrangement Agreement is terminated, as the case may be. Any investigation by McEwen and any of its advisors shall not mitigate, diminish or affect the representations and warranties of Canadian Gold contained in this Arrangement Agreement.

Article 4
REPRESENTATIONS AND WARRANTIES OF McEwen

4.01	Representations and Warranties of McEwen

McEwen hereby represents and warrants to Canadian Gold as set forth in this Section 4.01, and hereby acknowledges that Canadian Gold is relying upon such representations and warranties in connection with entering into this Arrangement Agreement and agreeing to complete the Arrangement.

(a)	Organization

(i)	McEwen and each McEwen Subsidiary has been duly incorporated or formed under the applicable Laws of its jurisdiction of incorporation or formation, is validly existing and has all necessary corporate power, authority and capacity to own its property and assets and to carry on its business as currently owned and conducted. All of the McEwen Subsidiaries and McEwen’s percentage of ownership of such McEwen Subsidiaries are as set out in the McEwen Public Documents. All of the outstanding shares of the McEwen Subsidiaries which are held directly or indirectly by McEwen are validly issued, fully paid and non-assessable and are owned directly or indirectly by McEwen free and clear of any Encumbrances. McEwen does not hold any equity interest, or right to acquire any equity interest, in any Person, other than its interests in the McEwen Subsidiaries as disclosed in the McEwen Public Documents.

(ii)	McEwen and each McEwen Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except where the failure to be so qualified, licensed or in good standing has not had, or would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect in respect of McEwen.

(iii)	McEwen has no Subsidiaries other than the McEwen Subsidiaries and other than as disclosed in the McEwen Public Documents.

(b)	Capitalization

(i)	The authorized capital of McEwen consists of: (i) 200,000,000 McEwen Shares; and (ii) 10,000,000 special preferred stock. As at the date of this Arrangement Agreement, there are issued and outstanding: (A) 54,464,290 McEwen Shares; and (B) no preferred stock outstanding. As at the date of this Arrangement Agreement, there are outstanding: (A) McEwen Options to acquire an aggregate of up to 1,513,600 McEwen Shares; (B) McEwen Warrants to acquire an aggregate of up to 100,349 McEwen Shares; (C) McEwen RSUs to acquire an aggregate of up to 159,540 McEwen Shares; and (D) McEwen DSUs to acquire an aggregate of up to 2,178 McEwen Shares. Except for the McEwen Options, McEwen Warrants, McEwen RSUs, and McEwen DSUs referred to in the preceding sentence and pursuant to the Subscription Receipt Agreement contemplated by this Agreement, there are no options, warrants, conversion privileges or other rights, agreements, arrangements or commitments (pre-emptive, contingent or otherwise) obligating McEwen or any McEwen Subsidiary to issue or sell any securities of McEwen or any McEwen Subsidiary or securities or obligations of any kind convertible into or exchangeable or exercisable for any shares of McEwen or any McEwen Subsidiary.

(ii)	All outstanding McEwen Shares and the McEwen Shares to be issued on the exercise of the McEwen Options, the McEwen Warrants, the McEwen RSUs, and the McEwen DSUs have been duly authorized. The outstanding McEwen Shares are, and the McEwen Shares to be issued on the exercise of McEwen Options, the McEwen Warrants, the McEwen RSUs, and McEwen DSUs and pursuant to the Subscription Receipt Agreement will be when issued, validly issued and outstanding as fully paid and non-assessable shares, free of pre-emptive rights.

(iii)	Except as disclosed in the McEwen Public Documents, there are no outstanding bonds, debentures or other evidences of indebtedness of McEwen or any McEwen Subsidiary having the right to vote (or that are convertible for, or exercisable into, securities having the right to vote) with the McEwen Shareholders on any matter. There are no outstanding obligations of McEwen or any McEwen Subsidiary to repurchase, redeem or otherwise acquire any outstanding McEwen Shares or with respect to the voting or disposition of any outstanding securities of McEwen or any McEwen Subsidiary. No holder of securities issued by McEwen or any McEwen Subsidiary has any right to compel McEwen or any McEwen Subsidiary to register or otherwise qualify securities for public sale in Canada, the United States or elsewhere.

(c)	Authority and No Violation

(i)	McEwen has the necessary corporate power, authority and capacity to enter into this Arrangement Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Arrangement Agreement by McEwen has been duly authorized by the McEwen Board and no other corporate proceedings on its part are necessary to authorize the execution, delivery and performance of this Arrangement Agreement. This Arrangement Agreement has been duly executed and delivered by McEwen and constitutes a legal, valid and binding obligation of McEwen, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency and other applicable Laws affecting creditors’ rights generally, and to general principles of equity.

(ii)	The authorization of this Arrangement Agreement, the execution and delivery by McEwen of this Arrangement Agreement and the performance by it of its obligations under this Arrangement Agreement, and the completion of the Arrangement will not:

A.	result (with or without notice or the passage of time) in a violation or breach of or constitute a default under, require an Authorization to be obtained under or give rise to any third party right of termination, amendment, cancellation, acceleration, penalty or payment obligation or right of purchase or sale or pre-emptive or participation right under, any provision of:

I.	its or any McEwen Subsidiary’s articles, by-laws or other charter documents;

II.	any applicable Laws, except to the extent that the violation or breach of any applicable Laws, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of McEwen;

III.	any note, bond, mortgage, indenture, instrument, contract, agreement, lease or Authorization to which McEwen or any McEwen Subsidiary is party or by which it is bound, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of McEwen; or

IV.	any judgment, decree, order or award of any Governmental Entity, court or arbitrator;

B.	other than as set out in the McEwen Public Documents, give rise to any right of termination, amendment, acceleration or cancellation of indebtedness of McEwen or any McEwen Subsidiary, or cause any such indebtedness to come due before its stated maturity, or cause any available credit of McEwen or any McEwen Subsidiary to cease to be available, or cause any security interest in any assets of McEwen or any McEwen Subsidiary to become enforceable or realizable, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of McEwen;

C.	other than as set out in the McEwen Public Documents, give rise to any rights of first refusal or trigger any change of control provisions or any restriction or limitation under any such note, bond, mortgage, indenture, contract, agreement, or Authorization described in Section 4.01(c)(ii)A.II, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of McEwen; or

D.	result in the imposition of any Encumbrance upon any assets of McEwen or any McEwen Subsidiary, except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect in respect of McEwen.

(iii)	No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required to be obtained by McEwen in connection with this Arrangement Agreement and the completion of any other transactions contemplated by this Arrangement Agreement, other than: (i) any approvals required by the Interim Order and the Final Order; (ii) the approval of the NYSE and the TSX of the listing of the McEwen Shares issuable pursuant to the Arrangement; and (iii) such authorizations, consents, approvals and filings as to which the failure to obtain or make would not, individually or in the aggregate, prevent or materially delay the completion of the Arrangement and any other transactions contemplated by this Arrangement Agreement.

(d)	Support of the Arrangement

A special committee of independent and disinterested directors of the McEwen Board has received an opinion of Maison Placements Canada Inc. dated October 8, 2025 to the effect that, as of such date and subject to the assumptions, qualifications, limitations and other matters set out therein, the consideration payable by McEwen pursuant to the Arrangement is fair, from a financial point of view, to McEwen. The McEwen Board has, taking into account, among other things, the recommendation of a special committee of the McEwen Board, determined that the Arrangement is in the best interests of McEwen.

(e)	Authorizations

Except as would not have a Material Adverse Effect with respect to McEwen: (i) McEwen and each McEwen Subsidiary possess all Authorizations necessary to properly conduct their respective businesses; (ii) each Authorization obtained by McEwen or any McEwen Subsidiary is in full force and effect and not subject to any dispute; (iii) McEwen and the McEwen Subsidiaries are in compliance with each of such Authorizations; and (iv) no event has occurred which, with the giving of notice, lapse of time or both, could constitute a default under, or in respect of, any of such Authorizations.

(f)	Public Filings

McEwen has filed all documents or information required to be filed by it under Applicable Securities Laws from January 1, 2022 to the date of this Arrangement Agreement (the “McEwen Public Documents”). All of the McEwen Public Documents, as of their respective dates (and as of the dates of any amendments thereto), did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. All of the McEwen Public Documents, as of their respective dates (and as of the dates of any amendments thereto), complied as to both form and content in all material respects with the requirements of Applicable Securities Laws or were amended on a timely basis to correct deficiencies identified by Canadian Securities Administrators or U.S. Securities Administrators. All of the McEwen Public Documents are publicly available on EDGAR and SEDAR+. McEwen has not filed any confidential material change report or similar such report with any Canadian Securities Administrator or U.S. Securities Administrator that at the date hereof remains confidential.

(g)	Disclosure Controls and Procedures

McEwen has established and maintains a system of disclosure controls and procedures designed to ensure that information required to be disclosed by McEwen under Applicable Securities Laws is recorded, processed, summarized and reported within the time periods specified in the Applicable Securities Laws.

(h)	Financial Statements

The audited consolidated financial statements of McEwen (including any related notes thereto) for the fiscal years ended December 31, 2024 and 2023 and the condensed interim consolidated financial statements of McEwen (including any related notes thereto) for the period ended June 30, 2025 (collectively, the “McEwen Financial Statements”) have been prepared in accordance with U.S. GAAP and all applicable Laws and present fairly, in all material respects, the assets, liabilities (whether accrued, absolute, contingent or otherwise), financial position and results of operations of McEwen as at December 31, 2024 and 2023 and June 30, 2025, as applicable, and for the periods covered thereby applied on a basis consistent with the immediately prior period and throughout the periods indicated (except as may be indicated expressly in the notes thereto), and subject in the case of unaudited interim consolidated financial statements to rules of the SEC relating to such interim financial statements and recurring year-end audit adjustments normal in nature and extent. The McEwen Financial Statements reflect appropriate and adequate reserves in accordance with U.S. GAAP in respect of contingent liabilities, if any, of McEwen.

(i)	Internal Controls Over Financial Reporting

McEwen maintains internal controls over its financial reporting. Except as disclosed in the McEwen Public Documents, such internal controls over its financial reporting are effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. GAAP and Applicable Securities Laws. To the knowledge of McEwen, except as disclosed in the McEwen Public Documents, prior to the date of this Arrangement Agreement: (A) there were no material weaknesses in the internal controls over financial reporting of McEwen that are reasonably likely to adversely affect the ability of McEwen to record, process, summarize and report financial information; and (B) there was no fraud, whether or not material, that involves management or other employees who have a significant role in the internal control over financial reporting of McEwen. Except as disclosed in the McEwen Public Documents, since December 31, 2023, McEwen has received no: (x) complaints from any source regarding any material accounting, internal accounting controls or auditing matters; or (y) expressions of concern from employees of McEwen regarding questionable accounting or auditing matters.

(j)	Liabilities and Indebtedness

Neither McEwen nor any of the McEwen Subsidiaries have any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise), except for: (i) liabilities and obligations that are specifically disclosed in the McEwen Financial Statements; (ii) liabilities and obligations incurred in the Ordinary Course of Business since June 30, 2025; or (iii) liabilities and obligations that would not have a Material Adverse Effect with respect to McEwen. Neither McEwen nor the McEwen Subsidiaries have any material obligation to issue any debt securities, or guarantee, endorse or otherwise become responsible for, the obligations of any other Person. Neither McEwen nor any of the McEwen Subsidiaries has any off balance sheet liabilities or other arrangements that would avoid disclosure of liabilities in the McEwen Financial Statements.

(k)	Books and Records

(i)	The financial books, records and accounts of McEwen and each of the McEwen Subsidiaries in all material respects:

A.	have been maintained in accordance with applicable Laws and U.S. GAAP on a basis consistent with prior years;

B.	are stated in reasonable detail and accurately and fairly reflect the material transactions involving, or any acquisitions or dispositions of, any assets of McEwen and the McEwen Subsidiaries; and

C.	accurately and fairly reflect the basis for the McEwen Financial Statements.

(ii)	The corporate minute books of McEwen and each of the McEwen Subsidiaries are complete and accurate in all material respects and contain, among other things, copies of minutes of all meetings and resolutions of the respective directors (other than those portions of minutes of meetings reflecting discussions of the Arrangement) and securityholders, held in accordance with applicable Laws, and share issuance and transfer records.

(iii)	McEwen has provided to Canadian Gold, on or before the date hereof, a true and complete copy of the minute books of McEwen and each of the McEwen Subsidiaries (including all information referred to in Section 4.01(k)(ii)).

(l)	Absence of Certain Changes or Events

From December 31, 2023 to the date of this Arrangement Agreement, except as disclosed in the McEwen Public Documents, and other than for the purposes of the Arrangement and any other transactions contemplated by this Arrangement Agreement:

(i)	McEwen and each of the McEwen Subsidiaries has conducted its business only in the Ordinary Course of Business;

(ii)	there has not been any acquisition or sale by McEwen of any material property or assets;

(iii)	there has not occurred one or more changes, events or occurrences which would, individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect in respect of McEwen;

(iv)	there has been no dividend or distribution of any kind declared, paid or made by McEwen on any McEwen Shares;

(v)	McEwen has not effected or passed any resolution to approve a split, consolidation or reclassification of any of the outstanding McEwen Shares;

(vi)	neither McEwen nor any McEwen Subsidiary has incurred any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of McEwen;

(vii)	there has not been any incurrence, assumption or guarantee by McEwen or any McEwen Subsidiary of any debt for borrowed money, any creation or assumption by McEwen or any McEwen Subsidiary of any Encumbrance, or any making by McEwen or any McEwen Subsidiary of any loan, advance or capital contribution to, or investment in, any other Person, which would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect in respect of McEwen; and

(viii)	McEwen has not effected any change in its accounting methods, principles or practices.

(m)	No Default

Neither McEwen nor any of the McEwen Subsidiaries, nor, to the knowledge of McEwen, any other party thereto, is in default under, and there exists no event, condition or occurrence which, after notice or lapse of time or both, would constitute such a default or would trigger a right of termination under: (i) any note, bond, mortgage, indenture or other instrument evidencing any indebtedness to which McEwen or any McEwen Subsidiary is a party; or (ii) any other contract, agreement, lease, letter of intent, offer or Authorization or other instrument or obligation, which would, individually or in the aggregate, be reasonably expected to have a Material Adverse Effect in respect of McEwen.

(n)	Litigation

(i)	There is no claim, action, proceeding or investigation that has been commenced or is pending or, to the knowledge of McEwen, threatened, against McEwen or any McEwen Subsidiary or affecting any of its properties or assets before any Governmental Entity which, if determined adversely to McEwen or any McEwen Subsidiary, as the case may be, would, individually or in the aggregate:

A.	except as disclosed in writing to Canadian Gold, reasonably be expected to result in liability to McEwen or any McEwen Subsidiary in excess of US$3,000,000 or have a Material Adverse Effect in respect of McEwen; or

B.	reasonably be expected to prevent or materially delay the completion of the Arrangement;

nor is McEwen aware of any existing ground on which any such claim, action, proceeding or investigation might be commenced with any reasonable likelihood of success.

(ii)	Neither McEwen nor any of the McEwen Subsidiaries, nor any of their respective properties and assets, is subject to any outstanding judgment, order, writ, injunction or decree which would reasonably be expected to have a Material Adverse Effect in respect of McEwen or to prevent or materially delay the completion of the Arrangement or any other transactions contemplated by this Arrangement Agreement.

(o)	Tax Matters

Except in each case as disclosed in writing by McEwen to Canadian Gold or, with the exception of Section 4.01(o)(vi), as would not, individually or in the aggregate, result in a Material Adverse Effect with respect to McEwen:

(i)	McEwen and each of the McEwen Subsidiaries has duly and in a timely manner filed all material Tax Returns required to be filed by it and all such Tax Returns are correct and complete in all material respects and fully disclose the income and expenses as required by applicable Law.

(ii)	McEwen and each of the McEwen Subsidiaries has paid on a timely basis and in all material amounts all Taxes, including instalments, which are due and payable, and has paid all assessments and reassessments, and all other Taxes, governmental charges, penalties, interest and fines due and payable by it, other than those which are being contested in good faith and in respect of which adequate reserves have been provided in the McEwen Financial Statements in accordance with U.S. GAAP.

(iii)	Adequate provision has been made on the McEwen Financial Statements for amounts at least equal to the amount of all Taxes assessed and all Taxes owing by McEwen or any McEwen Subsidiary that are not yet due and payable and that relate to periods ending on or prior to the date of this Arrangement Agreement, including income taxes and related deferred taxes, in conformity with U.S. GAAP and all other applicable accounting rules and principles.

(iv)	No deficiencies exist or have been asserted with respect to Taxes of McEwen or any McEwen Subsidiary and, to the knowledge of McEwen, there are no actions, suits, proceedings, investigations or claims outstanding, pending or threatened against McEwen or any McEwen Subsidiary in respect of Taxes or assessments or any matters under discussion with any Governmental Entity relating to Taxes.

(v)	Neither McEwen nor any McEwen Subsidiary is party to any Tax sharing agreement, Tax indemnification agreement or other agreement or arrangement relating to taxes with any Person.

(vi)	Neither McEwen nor any McEwen Subsidiary has undertaken, participated in or has been contractually obligated to participate in any Reportable Transaction or Notifiable Transaction.

(p)	Mineral Resources and Mineral Reserves

The estimated measured, indicated and inferred mineral resources and proven and probable mineral reserves and other technical information contained in the technical reports filed on SEDAR+ by McEwen (collectively, excluding technical reports superseded by more recent technical reports, the “McEwen Technical Reports”) have been prepared and disclosed in all material respects in accordance with the requirements set forth in National Instrument 43-101 – Standards of Disclosure for Mineral Projects and all Applicable Securities Laws. To the knowledge of McEwen, the contents of the McEwen Technical Reports are not inaccurate in any material respect. There has been no material reduction in the aggregate amount of estimated mineral resources or mineralized material of McEwen, taken as a whole, from the amounts disclosed in the McEwen Technical Reports.

(q)	Property and Mineral Rights; Operations

With respect to the McEwen Properties and other mineral interests and rights (including any material claims, concessions, exploration licences, exploitation licences, mining leases or prospecting permits relating to the McEwen Properties (collectively, the “McEwen Mineral Rights”)), except as disclosed in the McEwen Public Documents and except where it would not reasonably be expected to have a Material Adverse Effect in respect of McEwen:

(i)	McEwen or a McEwen Subsidiary is the sole legal and beneficial owner of all right, title and interest in and to the McEwen Properties and the McEwen Mineral Rights, free and clear of any Encumbrances;

(ii)	all of the McEwen Mineral Rights have been properly located and recorded in compliance with applicable Law and are comprised of valid and subsisting mineral claims;

(iii)	the McEwen Properties and the McEwen Mineral Rights are in good standing under applicable Law and, to the knowledge of McEwen, all work required to be performed and filed in respect thereof has been performed and filed, all Taxes, rentals, fees, expenditures and other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made;

(iv)	there is no adverse claim against or challenge to the title to or ownership of the McEwen Properties or any of the McEwen Mineral Rights;

(v)	McEwen or a McEwen Subsidiary has the exclusive right to deal with the McEwen Properties and all of the McEwen Mineral Rights;

(vi)	no Person other than McEwen and the McEwen Subsidiaries has any interest in the McEwen Properties or any of the McEwen Mineral Rights or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest;

(vii)	there are no back-in rights, earn-in rights, rights of first refusal or similar provisions or rights which would affect McEwen’s interest in the McEwen Properties or any of the McEwen Mineral Rights;

(viii)	there are no material restrictions on the ability of McEwen and the McEwen Subsidiaries to use, transfer or exploit the McEwen Properties or any of the McEwen Mineral Rights, except pursuant to applicable Laws; and

(ix)	neither McEwen nor any McEwen Subsidiary has received any notice, whether written or oral, from any Governmental Entity of any revocation or intention to revoke any interest of McEwen in any of the McEwen Properties or any of the McEwen Mineral Rights.

(r)	Environmental

Except as disclosed in the McEwen Public Documents and except for any matters that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect in respect of McEwen:

(i)	all facilities and operations of McEwen and the McEwen Subsidiaries and their predecessors have been conducted, and are now, in material compliance with all Environmental Laws;

(ii)	there have been no spills, releases, deposits, presence or discharges of pollutants or hazardous or toxic substances, contaminants or wastes into or in the earth, air or any body of water, whether surface or otherwise, by McEwen or any of the McEwen Subsidiaries or their predecessors or at, to or from McEwen’s assets or operations, which could reasonably be expected to result in liability or remediation obligations under any Environmental Law;

(iii)	neither McEwen nor any of the McEwen Subsidiaries has failed to report to the proper Governmental Entity the occurrence of any event which is required to be so reported by any Environmental Law;

(iv)	no environmental, reclamation or closure obligation, demand, notice, work order or other liabilities presently exist with respect to any portion of any currently or formerly owned, leased, used or otherwise controlled property, interests and rights or relating to the operations and business of McEwen and the McEwen Subsidiaries and, to the knowledge of McEwen, there is no basis for any such obligations, demands, notices, work orders or liabilities to arise in the future as a result of any activity in respect of such property, interests, rights, operations and business;

(v)	neither McEwen nor any McEwen Subsidiary is subject to any proceeding, application, order or directive which relates to environmental, health or safety matters, and which may require any material work, repairs, construction or expenditures;

(vi)	McEwen and the McEwen Subsidiaries are in possession of, and in material compliance with, all Environmental Approvals, consents, waivers, permits, orders and exemptions required to own, lease and operate its properties and mineral projects and to conduct its business as it is now being conducted, and neither McEwen nor any of the McEwen Subsidiaries has received any notification from any Governmental Entity pursuant to any Environmental Laws that any work, undertaking, study, report, assessment, repairs, construction or other expenditures are required to be made by it as a condition of continued compliance with any Environmental Laws, or any Environmental Approvals issued pursuant thereto, or that any Environmental Approvals referred to above are about to be reviewed, made subject to limitation or conditions, revoked, withdrawn or terminated; and

(vii)	to the knowledge of McEwen, none of McEwen nor any of the McEwen Subsidiaries is subject to any past or present fact, condition or circumstance that could reasonably be expected to result in liability under any Environmental Laws.

(s)	Compliance with Laws

(i)	McEwen and the McEwen Subsidiaries have complied with, and are not in violation of any applicable Laws, other than non-compliance or violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect with respect to McEwen, or which would not materially impair the ability of McEwen to perform its obligations hereunder or reasonably be expected to prevent or materially delay the completion of the Arrangement.

(ii)	Neither McEwen, nor, to the knowledge of McEwen, any of its directors, officers, representatives, agents or employees: (i) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other expenses relating to political activity that would be illegal; (ii) has used or is using any corporate funds for any direct or indirect illegal payments to any foreign or domestic governmental officials or employees; (iii) has violated or is violating any provision of the United States Foreign Corrupt Practices Act of 1977, the Corruption of Foreign Public Officials Act (Canada) or any similar Laws of other jurisdictions; (iv) has established or maintained, or is maintaining, any illegal fund of corporate monies or other properties; or (v) has made any bribe, illegal rebate, illegal payoff, influence payment, kickback or other illegal payment of any nature.

(t)	Stock Exchange Compliance

McEwen is in compliance in all material respects with (or in the case of the TSX, exempt from) the applicable listing and corporate governance rules and regulations of the NYSE and the TSX.

(u)	Reporting Issuer Status

McEwen is a reporting issuer within the meaning of Applicable Securities Laws in all provinces of Canada and is not on the list of reporting issuers in default maintained by any of the Canadian Securities Administrators, and is in compliance with its reporting obligations under the 1934 Act.

(v)	Certain Securities Law Matters

The McEwen Shares to be issued in connection with the Arrangement: (i) will not be subject to any statutory hold or restricted period under the Applicable Securities Laws in Canada and will be freely tradable within Canada by the holders thereof, subject in each case to restrictions contained in Section 2.6(3) of National Instrument 45-102 – Resale of Securities of the Canadian Securities Administrators; (ii) assuming the compliance of Canadian Gold with the terms of this Arrangement Agreement, the McEwen Shares to be issued in connection with the Arrangement shall be exempt from registration requirements of the 1933 Act pursuant to the Section 3(a)(10) Exemption; and (iii) the McEwen Shares to be distributed in the United States pursuant to the Arrangement shall not be subject to resale restrictions in the United States under the 1933 Act (other than as may be prescribed by Rule 144 and Rule 145 under the 1933 Act).

4.02	Survival of Representations and Warranties

The representations and warranties contained in this Article 4 shall survive the execution and delivery of this Arrangement Agreement and shall expire and be terminated and extinguished on the earlier of the Effective Date and the date on which this Arrangement Agreement is terminated in accordance with its terms. This Section 4.02 will not limit any covenant or agreement of the Parties, which, by its terms, contemplates performance after the Effective Date or the date on which this Arrangement Agreement is terminated, as the case may be. Any investigation by Canadian Gold and any of its advisors shall not mitigate, diminish or affect the representations and warranties of McEwen contained in this Arrangement Agreement.

Article 5
COVENANTS

5.01	Covenants of Canadian Gold

Subject to the terms of this Arrangement Agreement, Canadian Gold hereby covenants and agrees with McEwen as follows:

(a)	Interim Order

As soon as reasonably practicable, and in any event no later than November 10, 2025, Canadian Gold shall file, proceed with and diligently prosecute an application to the Court for the Interim Order in accordance with Section 2.02(a), and in such a manner as to preserve for McEwen the availability of the Section 3(a)(10) Exemption.

(b)	The Canadian Gold Meeting

Canadian Gold shall:

(i)	in a timely and expeditious manner carry out such terms of the Interim Order as are required under the terms thereof to be carried out by Canadian Gold;

(ii)	as promptly as practicable after the execution of this Arrangement Agreement, prepare, in compliance with the Interim Order and in consultation with McEwen, the Canadian Gold Circular (which shall be in a form satisfactory to each of the Parties and their respective legal counsel, acting reasonably), together with any other documents required by applicable Laws in connection with the Canadian Gold Meeting, which shall contain all information required by, and shall otherwise comply with, all applicable Laws, including all applicable corporate Laws and Applicable Securities Laws (including MI 61-101), and the Canadian Gold Fairness Opinion of its independent financial advisor. The Canadian Gold Circular and the other documents referred to above shall provide Canadian Gold Shareholders with information in sufficient detail to permit them to form a reasoned judgment with respect to the matters placed before them at the Canadian Gold Meeting, and shall not contain any misrepresentation (as defined under Applicable Securities Laws) with respect thereto, other than with respect to any information relating to and provided by McEwen;

(iii)	as promptly as practicable after obtaining the Interim Order, cause the Canadian Gold Circular and all other related materials for the Canadian Gold Meeting to be mailed to Canadian Gold Shareholders and any other Persons required by the Interim Order and in accordance with all applicable Laws and file with the Canadian Securities Administrators the Canadian Gold Circular and all other related materials for the Canadian Gold Meeting, and if necessary in order to comply with Applicable Securities Laws, after the Canadian Gold Circular shall have been so mailed, promptly circulate amended, supplemental or supplemented proxy materials, and, if required in connection therewith, re-solicit proxies;

(iv)	Canadian Gold shall:

A.	(I) take all commercially reasonable lawful action to solicit proxies in favour of the Arrangement Resolution including if requested and as agreed to by McEwen, acting reasonably, retaining a proxy and solicitation agent for such purpose, the cost and expenses of which proxy solicitation agent shall be borne by McEwen up to the amount of $50,000 (with all amounts in excess of $50,000 payable by Canadian Gold) (II) take all commercially reasonable actions to seek the approval of the Arrangement Resolution by Canadian Gold Shareholders; (III) include its unanimous recommendation to vote in favour of the Arrangement Resolution in the Canadian Gold Circular and include in the Canadian Gold Circular a statement that each director and executive officer of Canadian Gold intends to vote all of such Person’s Canadian Gold Shares (including any Canadian Gold Shares issued upon the exercise of any Canadian Gold Options) in favour of the Arrangement Resolution, subject to the other terms of this Arrangement Agreement and the Canadian Gold Lock-Up Agreements; (IV) not: (x) withdraw, modify or qualify, or propose publicly to withdraw, modify or qualify, in any manner adverse to McEwen, or fail to reaffirm its recommendation of the Arrangement within five (5) Business Days (and in any case prior to the Canadian Gold Meeting) after having been requested in writing by McEwen to do so, the approval or recommendation of the Canadian Gold Board, or any committee thereof, of this Arrangement Agreement or the Arrangement; or (y) approve, recommend or remain neutral with respect to, or propose publicly to approve, recommend or remain neutral with respect to, any Acquisition Proposal (it being understood that publicly taking no position or a neutral position with respect to an Acquisition Proposal until the earlier of (i) five (5) Business Days following the public announcement of such Acquisition Proposal, or (ii) one (1) Business Day prior to the Canadian Gold Meeting shall not be considered an adverse modification) (either (x) or (y) being a “Change in Canadian Gold Recommendation”), in either case except as expressly permitted by Article 7;

B.	promptly notify McEwen if at any time before the Effective Date Canadian Gold becomes aware that: (i) the Canadian Gold Circular contains a misrepresentation (as defined under Applicable Securities Laws); or (ii) an amendment or supplement to the Canadian Gold Circular is required, and the Parties shall cooperate in the preparation of any amendment or supplement;

C.	convene and conduct the Canadian Gold Meeting in accordance with the notice of articles and articles of Canadian Gold, the Interim Order, the BCBCA and applicable Laws as soon as reasonably practicable and in any event no later than December 5, 2025;

D.	not propose or submit for consideration at the Canadian Gold Meeting any business other than the Arrangement Resolution without the prior written consent of McEwen (which consent shall not be unreasonably withheld, conditioned or delayed); and

E.	provide notice to McEwen of the Canadian Gold Meeting and all steps in the application before the Court and allow representatives of McEwen to attend the Canadian Gold Meeting.

(v)	take all such actions as may be required under the Interim Order or applicable Laws, including the rules of the TSXV, in connection with the Arrangement and any other transactions contemplated by this Arrangement Agreement.

(c)	Status of Voting

Canadian Gold shall use its reasonable best efforts to advise McEwen, upon request by McEwen, and in any event at least on a daily basis on each of the ten (10) Business Days prior to the date of the Canadian Gold Meeting, as to the aggregate tally of the proxies received by Canadian Gold in respect of the Arrangement Resolution.

(d)	Adjournment

Subject to the terms of this Arrangement Agreement, Canadian Gold shall not adjourn, postpone or cancel the Canadian Gold Meeting (or propose to do so), except: (i) if a quorum is not present at the Canadian Gold Meeting; (ii) if required by applicable Laws or a ruling, order or decree of a court having jurisdiction, any Governmental Entity, Canadian Securities Administrator, U.S. Securities Administrator or any stock exchange; or (iii) if otherwise agreed to by McEwen in writing.

(e)	Dissent Rights

Canadian Gold shall provide McEwen with copies of any purported exercise of the Canadian Gold Dissent Rights and all written communications with any Canadian Gold Shareholder purportedly exercising such Canadian Gold Dissent Rights, and shall not settle or compromise any Canadian Gold Dissent Rights or any other legal action brought by any present, former or purported Canadian Gold Shareholder in connection with the Arrangement and any other transactions contemplated by this Arrangement Agreement, without the prior written consent of McEwen, which consent shall not be unreasonably withheld.

(f)	Amendments to Canadian Gold Circular

In a timely manner and subject to providing McEwen with a reasonable opportunity to comment thereon, Canadian Gold shall, with the assistance of McEwen, prepare and file any mutually agreed (or as otherwise required by applicable Laws) amendments or supplements to the Canadian Gold Circular (which amendments or supplements shall be in a form acceptable to McEwen and Canadian Gold, each acting reasonably) with respect to the Canadian Gold Meeting and mail such amendments or supplements, as required by the Interim Order and in accordance with all applicable Laws, to all Canadian Gold Shareholders and other Persons required by the Interim Order to be sent such amendments and supplements to all jurisdictions where such amendments or supplements are required to be mailed, complying in all material respects with all applicable Laws on the date of the mailing thereof.

(g)	Final Order

Subject to the approval of the Arrangement Resolution in accordance with the provisions of the Interim Order and as required by applicable Laws, Canadian Gold shall forthwith file, proceed with and diligently prosecute an application for the Final Order, which application shall be in form and substance satisfactory to McEwen, acting reasonably.

(h)	Compliance with Orders

Canadian Gold shall forthwith carry out the terms of the Interim Order and the Final Order.

(i)	Copy of Documents

Canadian Gold shall furnish promptly to McEwen a copy of each notice, report, schedule or other document or communication delivered, filed or received by Canadian Gold in connection with this Arrangement Agreement, the Arrangement, the Interim Order, the Final Order, the Canadian Gold Meeting or any other meeting at which Canadian Gold Shareholders are entitled to attend and vote relating to special business, any filings made under any applicable Laws and any dealings or communications with any Governmental Entity, Canadian Securities Administrator, U.S. Securities Administrator or any stock exchange in connection with, or in any way affecting, the Arrangement and any other transactions contemplated by this Arrangement Agreement.

(j)	Usual Business

Except as expressly provided herein, Canadian Gold shall, and shall cause the Canadian Gold Subsidiary to, conduct business only, and not take any action except, in the Ordinary Course of Business and use commercially reasonable efforts to preserve intact its present business organization and goodwill, to preserve intact the Canadian Gold Properties and Canadian Gold Mineral Rights, to keep available the services of its officers and employees as a group and to maintain satisfactory relationships with suppliers, employees and others having business relationships with Canadian Gold and the Canadian Gold Subsidiary.

(k)	Certain Actions Prohibited

Other than as expressly provided for in this Arrangement Agreement, Canadian Gold shall not, and shall cause each Canadian Gold Subsidiary not to, without the prior written consent of McEwen, directly or indirectly, do or permit to occur any of the following prior to the earlier of the Effective Time and the termination of this Arrangement Agreement:

(i)	split, consolidate or reclassify any of the outstanding Canadian Gold Shares or shares of the Canadian Gold Subsidiary or undertake any other capital reorganization, or reduce the stated capital in respect of any outstanding Canadian Gold Shares or shares of the Canadian Gold Subsidiary;

(ii)	settle or compromise any claim brought by any present, former or purported Canadian Gold Shareholder or any present, former or purported holder of any other securities of Canadian Gold in connection with the Arrangement or any other transactions contemplated by this Arrangement Agreement, except as provided in this Arrangement Agreement;

(iii)	amend its notice of articles or articles or the terms of any outstanding securities of Canadian Gold or any Canadian Gold Subsidiary;

(iv)	take any action that would result in any amendment, modification or change of any term of any outstanding indebtedness or credit facility of Canadian Gold or any Canadian Gold Subsidiary;

(v)	authorize, approve, agree to issue, issue or sell any securities, including convertible securities, (other than the issuance of Canadian Gold Shares upon the exercise of currently outstanding Canadian Gold Options or Canadian Gold Warrants in accordance with their terms), or redeem, offer to purchase or purchase any of its outstanding securities;

(vi)	enter into, create, declare, adopt, amend, vary, modify or take any other action with respect to any bonus, target bonus, profit sharing, incentive, salary or other compensation, equity based award, pension, retirement, deferred compensation, severance, change of control, employment or other employee benefit plan, agreement, trust fund, award or arrangement for the benefit or welfare of any officer, director or employee, or similar rights or other benefits, except for changes in compensation for employees, other than officers and directors, in the Ordinary Course of Business;

(vii)	enter into or renew any lease, license or other binding obligation of Canadian Gold or the Canadian Gold Subsidiary containing any restriction on the ability of Canadian Gold and the Canadian Gold Subsidiary or, following completion of the transactions contemplated hereby, the ability of McEwen to: (A) engage in any type of activity or business; or (B) solicit customers or employees;

(viii)	make any loan to, or enter into any other financial agreement with, any officer, director, employee or consultant of Canadian Gold or any of their respective affiliates;

(ix)	acquire or dispose of any securities;

(x)	commit to any single expense having a value in excess of $100,000;

(xi)	acquire or commit to acquire any capital assets or group of related capital assets (through one or more related or unrelated acquisitions) having a value in excess of $100,000 in the aggregate;

(xii)	except as contemplated, or incurred in connection with, the Arrangement and any other transactions contemplated by this Arrangement Agreement, including the costs contemplated in Section 9.04, incur or commit to incur operating expenditures, capital expenditures or any other expenditures in excess of $100,000 per month;

(xiii)	sell, lease, option, encumber or otherwise dispose of, or commit to sell, lease, option, encumber or otherwise dispose of, any assets or group of related assets (through one or more related or unrelated transactions) having a value in excess of $100,000 in the aggregate, or any of the Canadian Gold Properties or Canadian Gold Mineral Rights;

(xiv)	approve any business plan or budget or any amendment thereof;

(xv)	grant any power of attorney to allow any Person to take any action on behalf of Canadian Gold or amend any power of attorney allowing any Person to take any action on behalf of Canadian Gold, other than in the Ordinary Course of Business;

(xvi)	enter into any contract with a term of more than twelve (12) months, except in the Ordinary Course of Business;

(xvii)	except in the Ordinary Course of Business: (A) incur or commit to incur any indebtedness for borrowed money (except for indebtedness not to exceed $100,000 in the aggregate for working capital purposes) or issue any debt securities; (B) incur or commit to incur, or guarantee, endorse or otherwise become responsible for, any other material liability, obligation or indemnity or the obligation of any other Person (whether accrued, absolute, contingent or otherwise); or (C) make any loans or advances to any Person;

(xviii)	make any changes to the existing accounting policies of Canadian Gold or any Canadian Gold Subsidiary, other than as required by applicable Laws, Applicable Securities Laws or by IFRS;

(xix)	pay, discharge or satisfy any material claims, liabilities or obligations, other than the payment, discharge or satisfaction of liabilities or obligations in the Ordinary Course of Business as they become due in accordance with their terms;

(xx)	engage in any transaction with any related parties, other than in the Ordinary Course of Business or as contemplated by the Arrangement or any other transactions contemplated by this Arrangement Agreement or as disclosed in the Canadian Gold Public Documents;

(xxi)	commit to or enter into any new arrangements, or modify any existing arrangements, between Canadian Gold and any Canadian Gold Shareholder or holder of any other securities of Canadian Gold;

(xxii)	commence or settle or assign any rights relating to or any interest in any litigation, proceeding, claim, action, assessment or investigation involving Canadian Gold or any of its material assets;

(xxiii)	waive, release, grant, transfer, exercise, modify or amend in any material respect, other than in the Ordinary Course of Business: (A) any material Authorization (as hereinafter defined), lease, concession, contract or other document; or (B) any other material rights, claims or documents;

(xxiv)	enter into any interest rate, currency, equity or commodity swaps, hedges, derivatives or other similar financial instruments;

(xxv)	cause its current insurance and re-insurance policies within its control or any of the coverage thereunder to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies underwritten by insurance and re-insurance companies of nationally recognized standing providing coverage equal to or greater than the coverage under the terminated, cancelled or lapsed policies at substantially similar premiums to the premiums for the policies that are currently in full force and effect;

(xxvi)	increase any coverage or premiums under any directors’ and officers’ insurance policy or enter into any new such policy;

(xxvii)	acquire or agree to acquire (by merger, amalgamation, arrangement, acquisition of stock or assets or otherwise) any Person (or material interest therein) or division of any Person or make any investment either by purchase of shares or securities, contributions of capital, property transfer or purchase of any property or assets of any other Person;

(xxviii)	adopt a plan of liquidation or any resolutions or enter into any agreement providing for the amalgamation, merger, consolidation, reorganization, liquidation, dissolution or any other extraordinary transaction in respect of Canadian Gold;

(xxix)	fail to duly and timely file all material forms, reports, schedules, statements and other documents required to be filed pursuant to any applicable Laws or Applicable Securities Laws;

(xxx)	(A) fail to duly and timely file all material Tax Returns required to be filed by it on or after the date hereof (which Tax Returns shall be true, complete and correct in all material respects); (B) fail to timely withhold, collect, remit and pay all material Taxes which are to be withheld, collected, remitted or paid by it to the extent due and payable, except for any Taxes contested in good faith pursuant to applicable Laws and for which adequate provision is made in the Canadian Gold Financial Statements; (C) make or rescind any material election relating to Taxes; (D) make a request for a Tax ruling, enter into a closing agreement with any Tax authorities or waive extending the period for assessment or allocation of Taxes; (E) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; or (F) change in any material respect any of its methods of reporting income, deductions or accounting for income tax purposes from those employed in the preparation of its income tax return for the tax year ending December 31, 2024, except as may be required by applicable Laws;

(xxxi)	initiate any material discussion, negotiations or filings with any Governmental Entity regarding any matter (including with respect to the Arrangement or any other transactions contemplated by this Arrangement Agreement or regarding the status of the Canadian Gold Properties or the Canadian Gold Mineral Rights) without the prior consent of McEwen such consent not to be unreasonably withheld or fail to provide McEwen with immediate notice orally and then promptly in writing of any material communication (whether oral or written) from a Governmental Entity, including a copy of any written communication;

(xxxii)	fail to notify McEwen immediately orally and then promptly in writing of any material change (within the meaning of the Securities Act) or of any complaint, investigation or hearing involving any Governmental Entity, Canadian Securities Administrator, U.S. Securities Administrator, stock exchange or other Person (or communications indicating that the same may be contemplated), in both cases in relation to Canadian Gold;

(xxxiii)	other than as permitted by this Arrangement Agreement, enter into any transaction or perform any act which might interfere with or be materially inconsistent with the successful completion of the Arrangement or any other transactions contemplated by this Arrangement Agreement or which would render, or which may reasonably be expected to render, untrue or inaccurate (without giving effect to, applying or taking into consideration any materiality or Material Adverse Effect qualification already contained within such representation or warranty) in any material respect at any time prior to the Effective Time Canadian Gold’s representations and warranties set forth in this Arrangement Agreement; and

(xxxiv)	announce an intention, enter into any formal or informal agreement, or otherwise make a commitment to do any of the things prohibited by any of the foregoing subparagraphs.

(l)	Certain Actions

Other than as permitted by this Arrangement Agreement, Canadian Gold and the Canadian Gold Subsidiary shall:

(i)	not take any action or permit any action to be taken or not taken by Canadian Gold, inconsistent with the provisions of this Arrangement Agreement or which would reasonably be expected to materially impede the completion of the Arrangement or any other transactions contemplated by this Arrangement Agreement; and

(ii)	promptly notify McEwen of: (A) any Material Adverse Change or Material Adverse Effect, or any change, event, occurrence or effect that could reasonably be expected to become a Material Adverse Change or to have a Material Adverse Effect, in respect of Canadian Gold; (B) any Governmental Entity or third Person making or commencing a complaint, investigation or hearing (or communications indicating that the same may be contemplated) involving any Governmental Entity, Canadian Securities Administrator, U.S. Securities Administrator, stock exchange or other Person with respect to the Arrangement or any other transactions contemplated by this Arrangement Agreement; (C) any breach by Canadian Gold of any covenant or agreement contained in this Arrangement Agreement; and (D) any event occurring subsequent to the date hereof that would render any representation or warranty of Canadian Gold contained in this Arrangement Agreement, if made on or as of the date of such event or the Effective Date, to be untrue or inaccurate such that the condition set forth in Section 6.03(a) would not be satisfied.

(m)	Employment Arrangements

Canadian Gold shall not, without the prior written consent of McEwen, which consent shall not be unreasonably withheld, enter into or modify any employment, consulting, severance, collective bargaining or similar agreement, policy or arrangement with, or grant any bonus, salary increase, option to purchase shares, pension or supplemental pension benefit, profit sharing, retirement allowance, deferred compensation, incentive compensation, severance, change of control or termination pay to, or make any loan to, any officer, director, employee or consultant of Canadian Gold.

(n)	Satisfaction of Conditions

Subject to the terms of this Arrangement Agreement, Canadian Gold shall use commercially reasonable efforts, to the extent that the same is within its control, to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under all applicable Laws to complete the Arrangement and other transactions contemplated by this Arrangement Agreement, including using its commercially reasonable efforts to:

(i)	obtain the approval of the Canadian Gold Shareholders to the Arrangement in accordance with the provisions of the BCBCA, the Interim Order and the requirements of any Canadian Securities Administrator;

(ii)	obtain all consents, approvals and authorizations as are required to be obtained by Canadian Gold or the Canadian Gold Subsidiary under any applicable Law or from any Governmental Entity that would, if not obtained, materially impede the completion of the Arrangement or any other transactions contemplated by this Arrangement Agreement or have a Material Adverse Effect on Canadian Gold;

(iii)	make, or cooperate as necessary in the making of, all necessary filings and applications under all applicable Laws required in connection with the Arrangement or any other transactions contemplated by this Arrangement Agreement and take all reasonable action necessary to be in compliance with such Laws, including any filings, reports, documents or applications as may be reasonably required to be filed by McEwen;

(iv)	oppose, lift or rescind any injunction or restraining order or other order or action challenging or affecting the Arrangement Agreement or any other transactions contemplated by this Arrangement Agreement or seeking to stop, or otherwise adversely affecting the ability of the Parties hereto to complete, the Arrangement or any other transactions contemplated by this Arrangement Agreement;

(v)	cause the issuance of the McEwen Shares to be issued pursuant to the Arrangement to be exempt from the registration requirements of the 1933 Act pursuant to the Section 3(a)(10) Exemption and all applicable state securities laws in reliance upon similar exemptions;

(vi)	fulfill all conditions required to be fulfilled or satisfied by Canadian Gold; and

(vii)	cooperate with McEwen in connection with the performance by it of its obligations under this Arrangement Agreement.

(o)	Access and Confirmatory Review

Upon reasonable notice, Canadian Gold agrees to provide McEwen and its representatives, upon the request of McEwen, with reasonable access (without undue disruption to the conduct of the Canadian Gold’s business) during normal business hours to all books, records, information, corporate charts, Tax documents and files in the possession and control of Canadian Gold and the Canadian Gold Subsidiary, to all personnel of Canadian Gold and the Canadian Gold Subsidiary and to the Canadian Gold Properties, in order to allow McEwen to conduct such investigations as McEwen may consider necessary or advisable for strategic planning and integration, for the structuring of any pre-acquisition reorganization and for any other reasons reasonably relating to the Arrangement or any other transactions contemplated by the Arrangement Agreement. Nothing in the foregoing shall require Canadian Gold to disclose any information that it is prohibited from disclosing pursuant to a written confidentiality agreement or confidentiality provision of an agreement with a third party or to provide McEwen with access to any Canadian Gold Property where Canadian Gold is contractually or legally prohibited from doing so. Any such investigation by McEwen and its representatives shall not mitigate, diminish or affect the representations and warranties of Canadian Gold contained in this Arrangement Agreement or any document or certificate given pursuant hereto.

(p)	Lock-Up Agreements

Canadian Gold shall use its commercially reasonable efforts to ensure the Canadian Gold Locked-Up Shareholders continue to be bound by the Canadian Gold Lock-Up Agreements.

(q)	Director and Officer Resignations and Releases

Canadian Gold shall use its commercially reasonable efforts to cause all directors and officers of Canadian Gold and the Canadian Gold Subsidiary to deliver written resignations and releases, effective as of the Effective Time.

(r)	Credit Facility, Lease Obligations and Material Liabilities

Canadian Gold shall use its commercially reasonable efforts to ensure that its existing credit facility, lease obligations, and other material liabilities are addressed, satisfied, amended, terminated, or otherwise dealt with in a manner mutually satisfactory to the Parties.

5.02	Covenants of McEwen

McEwen hereby covenants and agrees with Canadian Gold as follows:

(a)	Proceedings

In a timely and expeditious manner, McEwen shall take all such actions and do all such acts and things as are specified in the Interim Order, the Plan of Arrangement and the Final Order to be taken or done by McEwen.

(b)	Information for Canadian Gold Circular

In a timely manner, McEwen shall provide to Canadian Gold all information with respect to McEwen as may be reasonably requested by Canadian Gold for the purposes of preparing the Canadian Gold Circular or any amendment or supplement thereto. McEwen shall ensure that no such information will contain a misrepresentation (as defined under Applicable Securities Laws).

(c)	Notice of Certain Events

McEwen shall promptly notify Canadian Gold of: (A) any Material Adverse Change or Material Adverse Effect in respect of McEwen, or any change, event, occurrence or effect that could reasonably be expected to become a Material Adverse Change or to have a Material Adverse Effect in respect of McEwen; (B) any Governmental Entity or third Person making or commencing a complaint, investigation or hearing (or communications indicating that the same may be contemplated involving any Governmental Entity, Canadian Securities Administrator, U.S. Securities Administrator, stock exchange or other Person) with respect to the Arrangement or any other transactions contemplated by this Arrangement Agreement; (C) any breach by McEwen of any covenant or agreement contained in this Arrangement Agreement; and (D) any event occurring subsequent to the date hereof that would render any representation or warranty of McEwen contained in this Arrangement Agreement, if made on or as of the date of such event or the Effective Date, to be untrue or inaccurate such that the condition set forth in Section 6.02(a) would not be satisfied.

(d)	Copy of Documents

McEwen shall furnish promptly to Canadian Gold a copy of each notice, report, schedule or other document or communication delivered, filed or received by McEwen in connection with this Arrangement Agreement, the Arrangement, any filings made under any applicable Laws and any dealings or communications with any Governmental Entity, Canadian Securities Administrator, U.S. Securities Administrator or any stock exchange in connection with, or in any way affecting, the Arrangement or any other transactions contemplated by this Arrangement Agreement.

(e)	Satisfaction of Conditions

Subject to the terms of this Arrangement Agreement, McEwen shall use commercially reasonable efforts, to the extent that the same is within its control, to take or cause to be taken all actions and do or cause to be done all things necessary, proper or advisable under all applicable Laws to complete the Arrangement and other transactions contemplated by this Arrangement Agreement, including using its commercially reasonable efforts to:

(i)	obtain all consents, approvals and authorizations as are required to be obtained by McEwen or any of the McEwen Subsidiaries under any applicable Law or from any Governmental Entity or other Person, to complete the Arrangement and any other transactions contemplated by this Arrangement Agreement;

(ii)	make all necessary filings and applications under all applicable Laws required to be made by McEwen and other transactions contemplated by this Arrangement Agreement;

(iii)	oppose, lift or rescind any injunction or restraining order or other order or action challenging or affecting the Arrangement Agreement or any other transactions contemplated by this Arrangement Agreement or seeking to stop, or otherwise adversely affecting the ability of the Parties hereto to complete, the Arrangement or any other transactions contemplated by this Arrangement Agreement;

(iv)	fulfill all conditions of this Arrangement Agreement required to be fulfilled by McEwen; and

(v)	cooperate with Canadian Gold in connection with the performance by Canadian Gold of its obligations under this Arrangement Agreement.

(f)	Stock Exchange Listing

McEwen shall use its commercially reasonable efforts following the date hereof to obtain as soon as possible and in any event prior to the Effective Date, evidence satisfactory to Canadian Gold, acting reasonably, of the approval of the listing and posting for trading on the NYSE and the TSX of the McEwen Shares to be issued under the Arrangement, subject only to the satisfaction of the customary listing conditions or notices of the NYSE and the TSX.

Article 6
CONDITIONS

6.01	Mutual Conditions

The respective obligations of Canadian Gold and McEwen to complete the Arrangement and any other transactions contemplated by this Arrangement Agreement are subject to the fulfillment of the following conditions at or before the Effective Time:

(a)	the Interim Order shall have been granted on terms consistent with this Arrangement Agreement and otherwise in form and substance satisfactory to each of the Parties, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to the Parties, acting reasonably, on appeal or otherwise;

(b)	the Canadian Gold Shareholder Approval shall have been obtained at the Canadian Gold Meeting by Canadian Gold Shareholders in accordance with applicable Laws and the Interim Order;

(c)	the Final Order shall have been granted on terms consistent with this Arrangement Agreement and otherwise in form and substance satisfactory to each of the Parties, acting reasonably, and shall not have been set aside or modified in a manner unacceptable to the Parties, acting reasonably, on appeal or otherwise;

(d)	there shall not be in force any Law, order or decree, and there shall not have been any action taken under any Law or by any Governmental Entity, Canadian Securities Administrator, U.S. Securities Administrator or stock exchange, that makes it illegal or otherwise restrains, enjoins or prohibits the completion of the Arrangement or any other transactions contemplated by this Arrangement Agreement;

(e)	(i) the McEwen Shares to be issued in connection with the Arrangement will not be subject to any statutory hold or restricted period under the Applicable Securities Laws in Canada and will be freely tradable within Canada by the holders thereof, subject in each case to restrictions contained in Section 2.6(3) of National Instrument 45-102 – Resale of Securities of the Canadian Securities Administrators; (ii) assuming the compliance of Canadian Gold with the terms of this Arrangement Agreement, the McEwen Shares to be issued in connection with the Arrangement shall be exempt from registration requirements of the 1933 Act pursuant to the Section 3(a)(10) Exemption; and (iii) the McEwen Shares to be distributed in the United States pursuant to the Arrangement shall not be subject to resale restrictions in the United States under the 1933 Act (other than as may be prescribed by Rule 144 and Rule 145 under the 1933 Act);

(f)	(i) the NYSE and the TSX shall have conditionally approved the listing thereon, subject to the satisfaction of customary conditions required by each such stock exchange, of the McEwen Shares to be issued pursuant to the Arrangement as of the Effective Date; and (ii) the NYSE, the TSX, and the TSXV shall have, if required, accepted notice for filing of all transactions of the Parties contemplated herein or necessary to complete the Arrangement, subject only to compliance with the usual requirements of the NYSE, the TSX, and the TSXV as the case may be;

(g)	the existing credit facility, lease obligations, and other material liabilities of Canadian Gold shall have been addressed, satisfied, amended, terminated, or otherwise dealt with in a manner mutually satisfactory to the Parties;

(h)	all material consents, waivers, permits, exemptions, orders and approvals of any Governmental Entity and the expiry of any mandatory waiting periods under applicable Laws required to permit the completion of the Arrangement or any other transactions contemplated by this Arrangement Agreement shall have been obtained; and

(i)	this Arrangement Agreement shall not have been terminated pursuant to Article 8 hereof.

The foregoing conditions are for the mutual benefit of the Parties and may be waived by mutual consent of Canadian Gold and McEwen in writing at any time.

6.02	Canadian Gold Conditions

The obligation of Canadian Gold to complete the Arrangement and any other transactions contemplated by this Arrangement Agreement is subject to the fulfillment of the following additional conditions at or before the Effective Date:

(a)	the representations and warranties made by McEwen in this Arrangement Agreement shall be true and correct in all respects, without regard to any materiality or Material Adverse Effect qualifications, as of the Effective Date as if made on and as of such date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except to the extent that the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not result in a Material Adverse Effect with respect to McEwen, and McEwen shall have provided to Canadian Gold a certificate dated the Effective Date of one (1) officer of McEwen confirming same;

(b)	McEwen shall have complied with or satisfied in all material respects its obligations, covenants and agreements herein and McEwen shall have provided to Canadian Gold a certificate of one (1) officer of McEwen confirming same;

(c)	all consents, waivers or approvals from any third party (other than any Governmental Entity) which are required for the completion by McEwen of the Arrangement and any other transactions contemplated by this Arrangement Agreement shall have been obtained, except for the McEwen Shareholder Approval and except for those the failure of which to obtain or the non-expiry of which would not have, or would not reasonably be expected to have, a Material Adverse Effect on McEwen; and

(d)	the McEwen Board shall have adopted all necessary resolutions and all other necessary corporate actions shall have been taken by McEwen to permit the completion of the Arrangement and any other transactions contemplated by this Arrangement Agreement.

The foregoing conditions are for the exclusive benefit of Canadian Gold and may be waived, in whole or in part, by Canadian Gold in writing at any time.

6.03	McEwen Conditions

The obligation of McEwen to complete the Arrangement and any other transactions contemplated by this Arrangement Agreement is subject to the fulfillment of the following additional conditions at or before the Effective Date:

(a)	the representations and warranties made by Canadian Gold in this Arrangement Agreement shall be true and correct in all respects, without regard to any materiality or Material Adverse Effect qualifications, as of the Effective Date as if made on and as of such date (except for representations and warranties made as of a specified date, the accuracy of which shall be determined as of that specified date), except to the extent that the failure of such representations and warranties to be so true and correct, individually or in the aggregate, would not result in a Material Adverse Effect with respect to Canadian Gold (provided that the representations and warranties made by Canadian Gold in Section 3.01(b) shall be true and correct in all respects (other than de minimis inaccuracies)), and Canadian Gold shall have provided to McEwen a certificate dated the Effective Date of one (1) officer of Canadian Gold confirming same;

(b)	Canadian Gold shall have complied with or satisfied in all material respects its obligations, covenants and agreements herein and Canadian Gold shall have provided to McEwen a certificate of one (1) officer of Canadian Gold confirming same;

(c)	from the date of this Arrangement Agreement to the Effective Date, there shall not have occurred a Material Adverse Effect with respect to Canadian Gold and Canadian Gold shall have provided to McEwen a certificate of one (1) officer of Canadian Gold confirming same;

(d)	the Canadian Gold Lock-Up Agreements shall not have been terminated or otherwise breached in a material manner by any of the Canadian Gold Locked-Up Shareholders, such that as a result of such breach or termination the Arrangement Resolution is not passed at the Canadian Gold Meeting;

(e)	all directors and officers of Canadian Gold and the Canadian Gold Subsidiary shall have delivered written resignations and releases, effective as of the Effective Time, in form and substance satisfactory to McEwen, in its sole discretion;

(f)	title opinions of reputable external counsel to Canadian Gold addressed to McEwen in respect of each of the Canadian Gold Properties shall have been delivered to McEwen by Canadian Gold in form and substance satisfactory to McEwen, acting reasonably;

(g)	the ownership of the Canadian Gold Subsidiary by Canadian Gold shall have been demonstrated by Canadian Gold to the satisfaction of McEwen, acting reasonably;

(h)	Canadian Gold Dissenting Shareholders holding no more than five percent (5%) of the outstanding Canadian Gold Shares shall have exercised the Canadian Gold Dissent Rights (and not withdrawn such exercise) and McEwen shall have received a certificate, dated the day immediately preceding the Effective Date, of one (1) officer of Canadian Gold confirming same;

(i)	the Canadian Gold Board shall have adopted all necessary resolutions and all other necessary corporate action shall have been taken by Canadian Gold to permit the completion of the Arrangement and any other transactions contemplated by this Arrangement Agreement;

(j)	all consents, waivers or approvals from any third party (other than any Governmental Entity) which are required for the completion by Canadian Gold of the Arrangement and any other transactions contemplated by this Arrangement Agreement shall have been obtained, except for those the failure of which to obtain or the non-expiry of which would not have, or would not reasonably be expected to have, a Material Adverse Effect on Canadian Gold; and

(k)	the Canadian Gold Board shall not have effected a Change in Canadian Gold Recommendation.

The foregoing conditions are for the exclusive benefit of McEwen and may be waived, in whole or in part, by McEwen in writing at any time.

6.04	Notice and Cure Provisions

(a)	Each Party shall give prompt notice to the other of the occurrence, or failure to occur, at any time from the date hereof until the earlier to occur of the termination of this Arrangement Agreement and the Effective Time of any event or state of facts which occurrence or failure would, or would be likely to:

(i)	cause any of the representations or warranties of such Party contained herein to be untrue or inaccurate in any material respect on the date hereof or at the Effective Time; or

(ii)	result in the failure to comply with or satisfy any obligation, covenant, condition or agreement to be complied with or satisfied by such Party hereunder prior to the Effective Time.

(b)	No Party may elect not to complete the Arrangement or any other transactions contemplated by this Arrangement Agreement pursuant to the conditions set forth herein or exercise any termination right arising therefrom, unless the Party intending to rely thereon has delivered a written notice to the other Party promptly and in any event prior to the Effective Time specifying in reasonable detail all breaches of covenants, representations and warranties or other matters which the Party delivering such notice is asserting as the basis for the non-fulfilment of the applicable condition or the exercise of the termination right, as the case may be. If any such notice is delivered by a Party, and the other Party is proceeding diligently to cure such matter and such matter is capable of being cured, the Party delivering such notice may not terminate this Arrangement Agreement, other than pursuant to Sections 8.02(a)(iii)A, 8.02(a)(iii)B or 8.02(a)(iii)E, until the expiration of a period ending the earlier of: (i) fifteen (15) Business Days from the date of receipt of such notice, if such matter has not been cured by such date; and (ii) the Completion Deadline.

Article 7
Non-Solicitation, Right To Match, Termination Fee and Expenses

7.01	Non-Solicitation

(a)	On and after the date hereof, except as otherwise provided in this Article 7, Canadian Gold shall not, directly or indirectly, through any officer, director, employee, representative (including for greater certainty any financial or other advisors) or agent of Canadian Gold or any Canadian Gold Subsidiary (collectively, the “Canadian Gold Representatives”) or any other Person:

(i)	make, solicit, assist, initiate, encourage or otherwise knowingly facilitate (including by way of furnishing information relating to Canadian Gold or the Canadian Gold Subsidiary or their assets, properties or books and records, permitting any visit to any facilities or properties of Canadian Gold or the Canadian Gold Subsidiary or entering into any form of written or oral agreement, arrangement or understanding) any inquiries, proposals or offers regarding (or which may lead to the making or completion of) an Acquisition Proposal;

(ii)	engage in any discussions or negotiations regarding, or provide any information with respect to, or otherwise co-operate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any Person to make or complete (or which may lead to the making or completion of) any Acquisition Proposal, provided that, for greater certainty, Canadian Gold may advise any Person making an unsolicited Acquisition Proposal that such Acquisition Proposal does not constitute a Superior Proposal when the Canadian Gold Board has so determined;

(iii)	make a Change in Canadian Gold Recommendation; or

(iv)	accept or enter into, or publicly propose to accept or enter into, any letter of intent, agreement in principle, agreement, arrangement, understanding or undertaking related to any Acquisition Proposal (other than a Third Party Confidentiality Agreement permitted by Section 7.03).

(b)	Canadian Gold shall, and shall cause the Canadian Gold Subsidiary and the Canadian Gold Representatives to, immediately cease and terminate any existing solicitation, discussion or negotiation with any Person (other than McEwen or a McEwen Subsidiary) with respect to any potential Acquisition Proposal (or any matter that could be expected to lead thereto), whether or not initiated by Canadian Gold, any Canadian Gold Subsidiary or any of the Canadian Gold Representatives, and, in connection therewith, Canadian Gold will immediately discontinue access to any data rooms (virtual or otherwise).

(c)	Canadian Gold shall not waive, release any Person from, or fail to enforce on a timely basis, any obligation under any confidentiality agreement or standstill agreement or amend any such agreement and Canadian Gold confirms that it has not done any of the foregoing prior to the date hereof.

(d)	Canadian Gold confirms that it has requested the return or destruction of all information provided to any Persons who have entered into a confidentiality agreement with Canadian Gold relating to any potential Acquisition Proposal and shall use commercially reasonable efforts to ensure that such requests are honoured in accordance with the terms of such confidentiality agreements, and has provided copies of such correspondence relating to same to McEwen. Canadian Gold shall immediately advise McEwen, at first orally and then in writing, of any response or action (actual, anticipated, contemplated or threatened) by any such Person which could reasonably be expected to hinder, prevent or delay or otherwise adversely affect the completion of the Arrangement and any other transactions contemplated by this Arrangement Agreement.

7.02	Notification of Acquisition Proposals

(a)	From and after the date of this Arrangement Agreement, Canadian Gold shall promptly (and in any event within twenty-four (24) hours after it has received any proposal, inquiry, offer or request) notify McEwen, at first orally and then in writing, of:

(i)	any proposal, inquiry, offer or request (or any amendment thereto) relating to or constituting an Acquisition Proposal; or

(ii)	any request for discussions or negotiations relating to, or which could reasonably lead to, an Acquisition Proposal, and/or any request for information relating to Canadian Gold or any Canadian Gold Properties, Canadian Gold Mineral Rights or contractual or legal rights or for access to books and records or a list of the Canadian Gold Shareholders of which Canadian Gold or any of the Canadian Gold Representatives are or become aware, or any amendments to the foregoing relating to an Acquisition Proposal or a potential Acquisition Proposal.

(b)	The notice of an Acquisition Proposal or potential Acquisition Proposal shall include a description of the terms and conditions of, and the identity of the Person making, any proposal, inquiry, offer, request or communication (including any amendment thereto) that relates to or could be expected to lead to an Acquisition Proposal and shall include copies of any such proposal, inquiry, offer, request or communication or any amendment thereto. Canadian Gold shall also provide such other details of the proposal, inquiry, offer, request or communication, or any amendment to the foregoing, as McEwen may reasonably request. Canadian Gold shall keep McEwen promptly and fully informed of the status, including any change to the material terms, of any such proposal, inquiry, offer, request or communication or any amendment thereto, and will respond promptly to all inquiries by McEwen with respect thereto.

7.03	Responding to an Acquisition Proposal

Notwithstanding Section 7.01(a), if at any time following the date of this Arrangement Agreement Canadian Gold receives a bona fide written Acquisition Proposal that was not solicited in breach of Section 7.01(a), Canadian Gold may:

(a)	contact the Person making such Acquisition Proposal and its Representatives solely for the purpose of clarifying the terms and conditions of such Acquisition Proposal; and

(b)	engage in or participate in discussions or negotiations with such Person regarding such Acquisition Proposal and may provide copies of, access to, or disclosure of, confidential information, properties, facilities, books or records of Canadian Gold or any of its Subsidiaries, if and only if, in the case of this Section 7.03(b):

(i)	the Canadian Gold Board first determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal is or could reasonably be expected to lead to a Superior Proposal;

(ii)	such Person was not restricted from making the Acquisition Proposal pursuant to an existing standstill or similar restriction with Canadian Gold or any of its Subsidiaries;

(iii)	Canadian Gold has been, and continues to be, in full compliance with each of its obligations under this Agreement, including Article 7 and its obligations under the Confidentiality Agreement;

(iv)	before providing any such copies, access or disclosure,

(A)	Canadian Gold enters into a confidentiality and standstill agreement with such Person that contains a customary standstill provision and that is otherwise on terms that are no less favourable to Canadian Gold than those found in the Confidentiality Agreement, and any such copies, access or disclosure provided to such Person shall have been (or promptly be) provided to McEwen (the “Third Party Confidentiality Agreement”); and

(B)	Canadian Gold provides McEwen with a true, complete and final executed copy of the Third Party Confidentiality Agreement, and concurrently provides McEwen with copies of all written communications and summaries of all material oral communications with such Person regarding the Acquisition Proposal.

(c)	If the Canadian Gold Board determines that such Acquisition Proposal could reasonably be expected to lead to a Superior Proposal, Canadian Gold shall deliver to McEwen written notice of such determination (a “First Superior Proposal Notice”), together with all information provided to the Person making such Acquisition Proposal. McEwen shall have ten (10) Business Days from receipt of the First Superior Proposal Notice and all related materials to propose amendments to this Agreement and the Plan of Arrangement in order to cause such Acquisition Proposal to cease to be reasonably expected to lead to a Superior Proposal. During such ten (10) Business Day period, Canadian Gold shall negotiate in good faith with McEwen regarding any such proposed amendments.

7.04	Right to Match.

(a)	If Canadian Gold receives an Acquisition Proposal that constitutes a Superior Proposal prior to the approval of the Arrangement Resolution by the Canadian Gold Shareholders, the Canadian Gold Board may authorize Canadian Gold to enter into a definitive agreement with respect to such Superior Proposal or may make a Change in Canadian Gold Recommendation, if and only if:

(i)	the Person making the Superior Proposal was not restricted from making such Superior Proposal pursuant to an existing standstill or similar restriction with Canadian Gold or any of its Subsidiaries;

(ii)	Canadian Gold has been, and continues to be, in full compliance with each of its obligations under this Article 7 and the obligations under the Confidentiality Agreement;

(iii)	Canadian Gold has delivered to McEwen a written notice of the determination of the Canadian Gold Board that such Acquisition Proposal constitutes a Superior Proposal and of the intention of the Canadian Gold Board to enter into a definitive agreement with respect to such Superior Proposal or make a Change in Canadian Gold Recommendation, including a notice as to the value in financial terms that the Canadian Gold Board has, in consultation with its financial advisors, determined should be ascribed to any non-cash consideration offered under the Superior Proposal (a “Second Superior Proposal Notice”);

(iv)	Canadian Gold has provided McEwen with a copy of the proposed definitive agreement for the Superior Proposal, including all supporting materials (including any financing documents, subject to customary confidentiality provisions with respect to fee letters or similar information) in connection with such Superior Proposal;

(v)	at least ten (10) Business Days (the “Matching Period”) have elapsed from the date that is the later of the date on which McEwen received the Superior Proposal Notice and the date on which McEwen received a copy of the all of the materials referred to in Section 7.04(a)(iv);

(vi)	during any Matching Period, McEwen has had the opportunity (but not the obligation), in accordance with Section 7.04(b), to offer to amend this Agreement, and the Plan of Arrangement in order for such Acquisition Proposal to cease to be a Superior Proposal;

(vii)	after the Matching Period, the Canadian Gold Board has (A) determined, in good faith, after consultation with its financial advisors and outside legal counsel, that such Acquisition Proposal continues to constitute a Superior Proposal (and, if applicable, compared to the terms of the Arrangement as proposed to be amended by McEwen under Section 7.04(b)) and (B) determined, in good faith, after consultation with its outside legal counsel, that the failure by the Canadian Gold Board to authorize Canadian Gold to enter into a definitive agreement with respect to such Superior Proposal or make a Change in Canadian Gold Recommendation would constitute a breach of their fiduciary duties as directors of Canadian Gold; and

(viii)	prior to or concurrently with entering into such definitive agreement, Canadian Gold terminates this Agreement pursuant to Section 8.02(a)(iv)A and pays the Canadian Gold Termination Fee.

(b)	Upon receiving a First Superior Proposal Notice or a Second Superior Proposal Notice, and until the conclusion of the Canadian Gold Meeting, McEwen shall have the right, by written notice to Canadian Gold (a “Meeting Notice”), to require Canadian Gold to continue to comply with its obligations under this Agreement, including its obligation to convene and hold the Canadian Gold Meeting on the date scheduled, and Canadian Gold shall not postpone, cancel or adjourn the Canadian Gold Meeting without McEwen’s prior written consent.

(c)	During the Matching Period, or such longer period as Canadian Gold may approve (in its sole discretion) in writing for such purpose: (i) McEwen shall have the opportunity (but not the obligation) to offer to amend this Agreement and the Plan of Arrangement; (ii) the Canadian Gold Board shall, in good faith and in consultation with outside legal counsel and financial advisors, review any offer made by McEwen to amend the terms of this Agreement and the Arrangement in order to determine whether such proposal would, upon acceptance, result in the Acquisition Proposal previously determined to constitute a Superior Proposal ceasing to be a Superior Proposal; and (iii) Canadian Gold shall, and shall cause its Representatives to, negotiate in good faith with McEwen to make such amendments to the terms of this Agreement and the Plan of Arrangement as would enable McEwen to proceed with the transactions contemplated by this Agreement on such amended terms. If, as a consequence of the foregoing, the Canadian Gold Board determines that such Acquisition Proposal would cease to be a Superior Proposal, Canadian Gold shall promptly so advise McEwen and Canadian Gold and McEwen shall amend this Agreement to reflect such offer made by McEwen and shall take or cause to be taken all such actions as are necessary to give effect to the foregoing.

(d)	Each successive amendment or modification to any Acquisition Proposal that results in an increase in, or modification of, the consideration (or value of such consideration) to be received by the Canadian Gold Shareholders or other material terms or conditions thereof shall constitute a new Acquisition Proposal for purposes of this Section 7.04, and McEwen shall be afforded a new ten (10) Business Day Matching Period from the later of the date on which McEwen received the Superior Proposal Notice and the date on which McEwen received all of the materials referred to in Section 7.04(a)(iv) with respect to each new Superior Proposal from Canadian Gold.

(e)	The Canadian Gold Board shall promptly reaffirm the Canadian Gold Recommendation by news release after any Acquisition Proposal that the Canadian Gold Board has determined not to be a Superior Proposal is publicly announced or publicly disclosed, or the Canadian Gold Board determines that a proposed amendment to the terms of this Agreement and the Arrangement as contemplated under Section 7.04(b) would result in an Acquisition Proposal no longer being a Superior Proposal. Canadian Gold shall provide McEwen and its Representatives with a reasonable opportunity to review the form and content of any such news release and shall make all reasonable amendments to such news release as requested by McEwen and its and its Representatives.

(f)	Notwithstanding the provision by Canadian Gold of a Superior Proposal Notice to McEwen, Canadian Gold shall not postpone, cancel, or take any other steps to delay the Canadian Gold Meeting without the express written consent of McEwen.

7.05	Permitted Disclosure

Notwithstanding anything to the contrary set forth in this Agreement (including this Article 7), nothing shall prohibit the Canadian Gold Board from:

(a)	making any disclosure prior to the Effective Time that is (A) expressly required under Applicable Securities Laws and (B) which the Canadian Gold Board has determined in good faith, after consultation with its outside legal counsel, that the failure to make such disclosure would constitute a breach of its fiduciary duties, provided that:

(i)	Canadian Gold shall deliver to McEwen and its outside legal counsel a draft of any such disclosure at least two (2) Business Days in advance of its proposed public release,

(ii)	Canadian Gold shall consult in good faith with McEwen and its outside legal counsel regarding the form and content of such disclosure, and

(iii)	Canadian Gold shall give reasonable and good faith consideration to any comments provided by McEwen and its outside legal counsel, and shall incorporate any comments reasonably requested by McEwen to the extent permitted by Applicable Securities Laws; and

(b)	nothing shall prohibit the Canadian Gold Board from calling or holding a meeting of the Canadian Gold Shareholders requisitioned by the Canadian Gold Shareholders in accordance with the BCBCA, provided that no such meeting shall be called, held or permitted to occur prior to the Canadian Gold Meeting (or any adjournment or postponement thereof), and provided further that any such meeting shall not interfere with or delay the Canadian Gold Meeting.

7.06	Termination Fee

(a)	Except as otherwise provided herein, all fees, costs and expenses incurred by a Party in connection with this Arrangement Agreement and the Plan of Arrangement shall be paid by the Party incurring such fees, costs or expenses.

(b)	If a Canadian Gold Termination Fee Event occurs, Canadian Gold shall pay, or cause to be paid, to McEwen (by wire transfer of immediately available funds) the Canadian Gold Termination Fee as set forth in Section 7.06(c).

(c)	For the purposes of this Arrangement Agreement, “Canadian Gold Termination Fee Event” means:

(i)	the termination of this Arrangement Agreement pursuant to Section 8.02(a)(iii)A, Section 8.02(a)(iii)D, or Section 8.02(a)(iv)A of this Arrangement Agreement; in which case the Canadian Gold Termination Fee shall be paid to McEwen in readily available funds as soon as practicable and in any event within two (2) Business Days after the date on which this Arrangement Agreement is terminated (except in the case of a termination in the case of Section 8.02(a)(iv)A, in which case the Canadian Gold Termination Fee shall be paid to McEwen in readily available funds at the time set forth in Section 7.04(a)(viii)); and

(ii)	the termination of this Arrangement Agreement pursuant to Section 8.02(a)(ii)A, Section 8.02(a)(ii)C, Section 8.02(a)(iii)B or Section 8.02(a)(iii)C if, in any such case, prior to the earlier of the termination of this Arrangement Agreement or the holding of the Canadian Gold Meeting:

A.	an Acquisition Proposal, or the intention to make a bona fide Acquisition Proposal with respect to Canadian Gold shall have been made to Canadian Gold or publicly announced by any Person (other than McEwen or any of the McEwen Subsidiaries) and not withdrawn prior to the earlier of the termination of this Arrangement Agreement or the holding of the Canadian Gold Meeting; and

B.	within twelve (12) months after the date of termination of this Arrangement Agreement or the holding of the Canadian Gold Meeting as applicable, an Acquisition Proposal has been completed, or accepted, recommended or approved by the Canadian Gold Board, in which case the Canadian Gold Termination Fee shall be paid to McEwen in readily available funds as soon as practicable and in any event within two (2) Business Days after the date on which the Acquisition Proposal has been completed, or accepted, recommended or approved by the Canadian Gold Board as a Superior Proposal, as applicable.

(d)	Each of the Parties acknowledges that the agreements contained in this Section 7.06 are an integral part of the transactions contemplated in this Arrangement Agreement and that, without those agreements, the Parties would not enter into this Arrangement Agreement. Each Party acknowledges that the payment amounts set out in this Section 7.06 are payments of liquidated damages which are a genuine pre-estimate of the damages, which McEwen will suffer or incur as a result of the event giving rise to such payment and the resultant termination of this Arrangement Agreement and are not penalties. Canadian Gold irrevocably waives any right it may have to raise as a defence that any such liquidated damages are excessive or punitive.

(e)	Each Party agrees that, upon any termination of this Arrangement Agreement under circumstances where McEwen is entitled to the Canadian Gold Termination Fee and such Canadian Gold Termination Fee is paid in full, McEwen shall be precluded from any other remedy against Canadian Gold at Law or in equity or otherwise (including an order for specific performance), and shall not seek to obtain any recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Canadian Gold or the Canadian Gold Subsidiary, any of their respective partners, managers, members, shareholders or affiliates, or the Canadian Gold Representatives in connection with this Arrangement Agreement or the Arrangement and any other transactions contemplated by this Arrangement Agreement, provided that nothing in this Section 7.06 shall: (i) relieve or limit or have the effect of relieving or limiting Canadian Gold or any of the Persons referred to above in any way from any liability for damages incurred or suffered by McEwen; or (ii) preclude McEwen from obtaining other relief at Law or in equity or otherwise (including an order for specific performance), in any case where there has been an intentional or wilful breach of this Arrangement Agreement by Canadian Gold. None of the foregoing shall affect the liability of the Parties under Section 7.04(a) or Section 9.04.

7.07	Access to Information; Confidentiality

(a)	From the date hereof until the earlier of the Effective Time and the termination of this Arrangement Agreement, subject to compliance with applicable Laws and the terms of any existing contracts, Canadian Gold shall, and shall cause the Canadian Gold Representatives to, provide to McEwen and to the officers, employees, agents and representatives of McEwen such access as McEwen may reasonably require at all reasonable times, including for the purpose of facilitating integration business planning, to the Canadian Gold Representatives and any properties, books, records, contracts, data and information as McEwen may reasonably request.

(b)	The Parties acknowledge that the transaction contemplated by this Arrangement Agreement is subject to a confidentiality agreement between the Parties (the “Confidentiality Agreement”). Each Party hereby agrees and confirms that the Confidentiality Agreement shall survive the termination of this Arrangement Agreement. All information of a confidential nature relating to a Party or its business that is disclosed to the other Party in accordance with this Arrangement Agreement or in connection with the Arrangement and any other transactions contemplated by this Arrangement Agreement shall be subject to the terms and conditions of the Confidentiality Agreement.

7.08	Insurance and Indemnification

(a)	McEwen agrees that, for the period from the Effective Date until six (6) years after the Effective Date, McEwen shall cause Canadian Gold or any successor to Canadian Gold (including the successor resulting from the winding-up or liquidation or dissolution of Canadian Gold) to maintain Canadian Gold’s current directors’ and officers’ insurance policy or an equivalent policy subject in either case to terms and conditions no less advantageous to the directors and officers of Canadian Gold than those contained in the policy in effect on the date hereof, for all present and former directors and officers of Canadian Gold, covering claims made prior to or within six (6) years after the Effective Date.

(b)	McEwen shall act as agent and trustee of the benefits of the foregoing for the current and former directors and officers of Canadian Gold for the purpose of Section 7.08(a). This Section 7.08 shall survive the execution and delivery of this Arrangement Agreement and the completion of the Arrangement and shall be enforceable against McEwen by the Persons described in Section 7.08(a).

Article 8
TERM, TERMINATION, AMENDMENT AND WAIVER

8.01	Term

This Arrangement Agreement shall be effective from the date hereof until the earlier of the Effective Time and the termination of this Arrangement Agreement in accordance with its terms, subject to Section 7.08(b).

8.02	Termination

(a)	Subject to Section 8.02(c) hereof, this Arrangement Agreement may be terminated and the Arrangement may be abandoned at any time prior to the Effective Time (notwithstanding any approval of the Arrangement Resolution by the Canadian Gold Shareholders or the granting of the Final Order by the Court):

(i)	by mutual written agreement of Canadian Gold and McEwen;

(ii)	by either Canadian Gold or McEwen, if:

A.	the Effective Time shall not have occurred on or before the Completion Deadline, except that the right to terminate this Arrangement Agreement under this Section 8.02(a)(ii)A shall not be available to any Party whose breach of this Arrangement Agreement has been the direct or indirect cause of the failure of the Effective Time to occur by the Completion Deadline;

B.	after the date hereof, there shall be enacted or made any applicable Law that makes completion of the Arrangement illegal or otherwise prohibits or enjoins Canadian Gold or McEwen from completing the Arrangement; or

C.	the Arrangement Resolution shall have failed to obtain the Canadian Gold Shareholder Approval at the Canadian Gold Meeting (including any adjournment or postponement thereof) in accordance with the Interim Order;

(iii)	by McEwen, if:

A.	prior to obtaining the Canadian Gold Shareholder Approval, there is a Change in Canadian Gold Recommendation;

B.	subject to Section 6.04, any condition set forth in Section 6.01 or Section 6.03 is not satisfied or waived by the Completion Deadline or such condition is incapable of being satisfied by the Completion Deadline, provided that McEwen has not breached this Arrangement Agreement so as to cause any of the conditions set forth in Section 6.01 or Section 6.03 not to be satisfied;

C.	subject to Section 6.04, a breach of any representation or warranty or failure to perform any covenant or agreement on the part of Canadian Gold set forth in this Arrangement Agreement (other than as set forth in Article 7) shall have occurred that would cause the conditions set forth in Section 6.03(a) or 6.03(b) not to be satisfied, and such conditions are incapable of being satisfied by the Completion Deadline; provided that McEwen has not breached this Arrangement Agreement so as to cause any of the conditions set forth in Section 6.01 or Section 6.03 not to be satisfied;

D.	Canadian Gold is in material breach or in default of any of its obligations or covenants set forth in Article 7;

E.	the Canadian Gold Meeting has not occurred on or before December 5, 2025 (or such later date permitted by Section 5.01(d)) except that the right to terminate this Arrangement Agreement under this Section 8.02(a)(iii)E shall not be available to McEwen where the failure to fulfill any of its obligations under this Arrangement Agreement has been the cause of, or directly resulted in, the failure of the Canadian Gold Meeting to occur on or before such date; or

F.	prior to the Effective Time, there has been a Material Adverse Effect in respect of Canadian Gold.

(iv)	by Canadian Gold, if:

A.	the Canadian Gold Board authorizes Canadian Gold, subject to complying with the terms of this Arrangement Agreement, to accept, approve or recommend, or enter into a legally binding agreement with respect to, a Superior Proposal in accordance with Article 7 provided that concurrently with such termination, Canadian Gold pays the Canadian Gold Termination Fee payable pursuant to Section 7.04;

B.	subject to Section 6.04, any condition set forth in Section 6.01 or Section 6.02 is not satisfied or waived by the Completion Deadline or such condition is incapable of being satisfied by the Completion Deadline; provided that Canadian Gold has not breached this Arrangement Agreement so as to cause any of the conditions set forth in Section 6.01 or Section 6.02 not to be satisfied; or

C.	subject to Section 6.04, a breach of any representation or warranty or failure to perform any covenant or agreement on the part of McEwen set forth in this Arrangement Agreement shall have occurred that would cause the conditions set forth in Section 6.02(a) or 6.02(b) not to be satisfied, and such conditions are incapable of being satisfied by the Completion Deadline, provided that Canadian Gold has not breached this Arrangement Agreement so as to cause any of the conditions set forth in Section 6.01 or Section 6.02 not to be satisfied.

(b)	The Party desiring to terminate this Arrangement Agreement pursuant to this Section 8.02 (other than pursuant to Section 8.02(a)(i)) shall give written notice of such termination to the other Party.

(c)	If this Arrangement Agreement is terminated pursuant to this Section 8.02, this Arrangement Agreement shall become void and of no further force or effect without liability or ongoing obligation of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) to any other Party hereto, except as otherwise expressly contemplated in this Arrangement Agreement, and provided that the provisions of this Section 8.02(c), Section 7.06, Section 7.08(b), 9.01, 9.02, 9.03, 9.04, 9.05, 9.06, 9.08 and 9.10 shall survive any termination hereof pursuant to Section 8.02; provided further that neither the termination of this Arrangement Agreement nor anything contained in this Section 8.02 shall relieve a Party from any liability for any wilful breach by it of this Arrangement Agreement.

8.03	Mutual Understanding Regarding Amendments

(a)	The Parties mutually agree that if a Party proposes any amendment to this Arrangement Agreement or to the Plan of Arrangement, the other Party shall act reasonably in considering such amendment and, if the other Party and its shareholders are not prejudiced by reason of such amendment, the Parties shall co-operate in a reasonable fashion so that such amendment can be effected, subject to applicable Laws and the rights of the McEwen Shareholders and the Canadian Gold Shareholders.

(b)	At any time prior to the Canadian Gold Meeting, McEwen shall be entitled to propose to Canadian Gold modifications to the Arrangement in order to facilitate the Tax or other planning objectives of McEwen, provided, in each case that: (i) the Canadian Gold Board has determined, acting reasonably and in good faith after consultation with its financial advisors and outside legal counsel, that the implementation of such proposal would not be reasonably expected to materially prejudice Canadian Gold or the Canadian Gold Shareholders; (ii) any such proposal would not impede or materially delay the completion of the Arrangement or any other transactions contemplated by this Arrangement Agreement; (iii) McEwen has provided notice of such proposal to Canadian Gold not less than fifteen (15) Business Days prior to the date of the Canadian Gold Meeting; and (iv) implementation of the proposal would not result in a transaction that is inconsistent with the Arrangement or any other transactions contemplated by this Arrangement Agreement. Canadian Gold shall consider any such proposal in good faith and shall not unreasonably withhold, condition or delay its consent to any such proposal that satisfies the foregoing criteria.

(c)	Each of McEwen and Canadian Gold agree that any amendment, modification or proposal in accordance with this Section 8.03 shall not be considered in determining whether any representation or warranty made by McEwen or Canadian Gold, as the case may be, under this Arrangement Agreement has been breached if such amendment, modification, or proposal is the sole cause of such breach.

(d)	If any amendment, modification or proposal is to be implemented in accordance with this Section 8.03, McEwen and Canadian Gold shall enter into an amending agreement reflecting the proposed amendments to the Arrangement and this Arrangement Agreement and the Plan of Arrangement shall be amended or modified accordingly and Canadian Gold shall use its commercially reasonable efforts to communicate any such amendments or modifications to the Canadian Gold Shareholders and ensure that any such amendments or modifications are, to the extent required under applicable Laws, presented to the Canadian Gold Shareholders at the Canadian Gold Meeting.

8.04	Amendment or Waiver

This Arrangement Agreement and the Plan of Arrangement may, at any time and from time to time before or after the holding of the Canadian Gold Meeting but not later than the Effective Time, be amended or any provision thereof be waived by mutual written agreement of Canadian Gold and McEwen, and any such amendment or waiver may, subject to the Interim Order and the Final Order and applicable Laws, without limitation:

(a)	change the time for performance of any of the obligations or acts of the Parties;

(b)	waive any inaccuracies or modify any representation or warranty contained herein or in any document delivered pursuant hereto;

(c)	waive compliance with or modify any of the covenants herein contained and waive or modify performance of any of the obligations of the Parties; or

(d)	waive compliance with or modify any mutual conditions precedent herein contained.

Any amendment or waiver made or granted as aforesaid shall affect only the matter, and the occurrence thereof, specifically identified in the amendment or waiver and shall not extend to any other matter or occurrence.

Article 9
GENERAL

9.01	Privacy

Each Party shall comply with applicable privacy Laws in the course of collecting, using and disclosing personal information about an identifiable individual (the “Transaction Personal Information”). Neither Party shall disclose Transaction Personal Information to any Person other than to its advisors who are evaluating and advising on the Arrangement and any other transactions contemplated by this Arrangement Agreement. If McEwen completes the Arrangement and any other transactions contemplated by this Arrangement Agreement, McEwen shall not, following the Effective Date, without the consent of the individuals to whom such Transaction Personal Information relates or as permitted or required by applicable Law, use or disclose Transaction Personal Information for purposes other than those for which such Transaction Personal Information was collected by Canadian Gold prior to the Effective Date and which does not relate directly to the carrying on of Canadian Gold’s business or to the carrying out of the purposes for which the Arrangement and any other transactions contemplated by this Arrangement Agreement were implemented.

Each Party shall protect and safeguard the Transaction Personal Information against unauthorized collection, use or disclosure. Each Party shall cause its advisors to observe the terms of this Section 9.01 and to protect and safeguard Transaction Personal Information in their possession. If this Arrangement Agreement shall be terminated, each Party shall promptly deliver to other Party all Transaction Personal Information relating to such other Party in its possession or in the possession of any of its advisors, including all copies, reproductions, summaries or extracts thereof.

9.02	Notices

Any notice, consent, waiver, direction or other communication required or permitted to be given under this Arrangement Agreement by a Party shall be in writing and shall be delivered by hand to the Party to which the notice is to be given at the following address or sent by facsimile or email to the following numbers or email addresses or to such other address or facsimile number as shall be specified by a Party by like notice. Any notice, consent, waiver, direction or other communication aforesaid shall, if delivered, be deemed to have been given and received on the date on which it was delivered to the address provided herein (if a Business Day or, if not, then the next succeeding Business Day) and if sent by facsimile or email be deemed to have been given and received at the time of receipt (if a Business Day or, if not, then the next succeeding Business Day) unless actually received after 4:00 p.m. (Toronto time) at the point of delivery in which case it shall be deemed to have been given and received on the next Business Day. The address for service of each of the Parties hereto shall be as follows:

(a)	if to Canadian Gold:

401 Bay St. Suite 2702

Toronto, ON M5H 2Y4

Attention: Michael Swistun, Chief Executive Officer

Email: [֩***]

with a copy (which shall not itself constitute notice) to:

Getz Prince Wells LLP

#530, 355 Burrard Street

Vancouver, B.C. V6C 2G8

Attention: Zahra H. Ramji

Email: [֩***]

(b)	if to McEwen:

McEwen Inc.

150 King Street West

Suite 2800

Toronto, Ontario M5H 1J9

Attention:         Robert R. McEwen, President and Chief Executive Officer

Email:                [֩***]

with a copy (which shall not constitute notice) to:

Bennett Jones LLP

3400 One First Canadian Place, P.O. Box 130

Toronto, Ontario M5X 1A4

Attention:         Jeff Kerbel

Facsimile:         [֩***]

Email:                [֩***]

9.03	Remedies

Subject to Section 7.04, the Parties acknowledge and agree that an award of money damages may be inadequate for any breach of this Arrangement Agreement by any Party or its officers, directors, employees, representatives, agents or advisors (including for greater certainty any financial or other advisors) and that such breach may cause the non-breaching Party irreparable harm. Accordingly, the Parties agree that, in the event of any such breach or threatened breach of this Arrangement Agreement by one of the Parties or any of its officers, directors, employees, representatives, agents or advisors (including for greater certainty any financial or other advisors), each other Party will, subject to Section 7.04, be entitled, without the requirement of posting a bond or other security, to equitable relief, including injunctive relief and specific performance. Such remedies will not be the exclusive remedies for any breach of this Arrangement Agreement but will be in addition to all other remedies available hereunder or at Law or in equity to each of the Parties.

9.04	Expenses

(a)	Subject to subsection (b) and except as otherwise provided in this Arrangement, the Parties agree that all expenses incurred in connection with this Arrangement Agreement and the Arrangement and any other transactions contemplated by this Arrangement Agreement, the Canadian Gold Meeting, the preparation and mailing of the Canadian Gold Circular, including legal and accounting fees, printing costs, financial advisor fees and all disbursements by advisors, shall be paid by the Party incurring such expense and that nothing in this Arrangement Agreement shall be construed so as to prevent the payment of such expenses.

(b)	In addition to the rights of McEwen under Section 7.06(b), if this Arrangement Agreement is terminated by McEwen pursuant to Section 8.02(a)(iii)B (on account of a condition set forth in Section 6.03) or 8.02(a)(iii)C and no Canadian Gold Termination Fee is payable, then Canadian Gold shall, within two (2) Business Days of such termination, pay or cause to be paid to McEwen by wire transfer in immediately available funds an amount equal to $500,000 as reimbursement to McEwen for its expenses incurred in connection with the Arrangement.

(c)	The provisions of this Section 9.04 shall survive the termination of this Arrangement Agreement.

9.05	Time of the Essence

Time shall be of the essence in this Arrangement Agreement.

9.06	Entire Agreement

This Arrangement Agreement, together with the agreements and other documents herein or therein referred to, including the Confidentiality Agreement, constitute the entire agreement and understanding between the Parties pertaining to the subject matter hereof and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, between the Parties with respect to the subject matter hereof, other than the Confidentiality Agreement as amended by this Arrangement Agreement. There are no representations, warranties, covenants or conditions with respect to the subject matter hereof, except as contained herein or in the Confidentiality Agreement.

9.07	Further Assurances

Each Party shall, from time to time, and at all times hereafter, at the request of the other Party, but without further consideration, do, or cause to be done, all such other acts and execute and deliver, or cause to be executed and delivered, all such further agreements, transfers, assurances, instruments or documents as shall be reasonably required in order to fully perform and carry out the terms and intent hereof including the Plan of Arrangement.

9.08	Governing Law; Waiver of Jury Trial

This Arrangement Agreement shall be governed by, and be construed in accordance with, the laws of the Province of Ontario and the federal laws of Canada applicable therein but the reference to such laws shall not, by conflict of laws rules or otherwise, require the application of the Law of any jurisdiction other than the Province of Ontario. Each of the Parties hereby irrevocably attorns to the exclusive jurisdiction of the Courts of the Province of Ontario in respect of all matters arising under and in relation to this Arrangement Agreement and waives any defences to the maintenance of an action in the Courts of the Province of Ontario.

9.09	Execution in Counterparts

This Arrangement Agreement may be executed in one or more counterparts, each of which shall conclusively be deemed to be an original and all such counterparts collectively shall be conclusively deemed to be one and the same. Delivery of an executed counterpart of the signature page to this Arrangement Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Arrangement Agreement, and any Party delivering an executed counterpart of the signature page to this Arrangement Agreement by facsimile or other electronic means to the other Party shall thereafter also promptly deliver a manually executed original counterpart of this Arrangement Agreement to such other Party, but the failure to deliver such manually executed original counterpart shall not affect the validity, enforceability or binding effect of this Arrangement Agreement.

9.10	No Personal Liability

(a)	No director or officer of Canadian Gold (in such capacity) shall have any personal liability whatsoever to McEwen under this Arrangement Agreement or any other document delivered by or on behalf of Canadian Gold in connection with the Arrangement by or any other transactions contemplated by this Arrangement Agreement.

(b)	No director or officer of McEwen (in such capacity) shall have any personal liability whatsoever to Canadian Gold under this Arrangement Agreement or any other document delivered by or on behalf of McEwen in connection with the Arrangement or any other transactions contemplated by this Arrangement Agreement.

9.11	Enurement and Assignment

McEwen may assign all or any part of its rights under this Arrangement Agreement to, and its obligations under this Arrangement Agreement (other than its obligation to issue McEwen Shares as consideration under the Arrangement) may be assumed by, a McEwen Subsidiary, provided that if such assignment and/or assumption takes place, McEwen shall continue to be liable jointly and severally with such McEwen Subsidiary for all of McEwen’s obligations hereunder. For greater certainty, any assignment to a McEwen Subsidiary shall not relieve McEwen of its obligation to cause the issuance and delivery of the McEwen Shares to the Canadian Gold Shareholders in accordance with the Arrangement. This Arrangement Agreement shall be binding on, and shall enure to the benefit of, the Parties and their respective successors and permitted assigns. No third party shall have any rights hereunder, other than as set forth in Section 7.08. Except as expressly permitted by the terms hereof, neither this Arrangement Agreement nor any of the rights, interests or obligations hereunder may be assigned by either of the Parties without the prior written consent of the other Party.

IN WITNESS WHEREOF the parties hereto have executed this Arrangement Agreement as of the date first above written.

CANADIAN GOLD CORP.

Per:	/s/ Michael Switsun
Name: Michael Switsun
Title: Chief Executive Officer, President

MCEWEN INC.

Per:	/s/ Perry Ing
Name: Perry Ing
Title: Chief Financial Officer

Schedule "A"

FORM OF PLAN OF ARRANGEMENT

PLAN OF ARRANGEMENT UNDER DIVISION 5 OF PART 9 OF THE BUSINESS CORPORATIONS ACT (BRITISH COLUMBIA)

ARTICLE 1
DEFINITIONS AND INTERPRETATION

Section 1.1            Definitions

In this Plan of Arrangement, unless the context otherwise requires, the following words and terms with the initial letter or letters thereof capitalized shall have the meanings ascribed to them below:

“Arrangement” means an arrangement under the provisions of Division 5 of Part 9 of the BCBCA on the terms and conditions set forth in this Plan of Arrangement, subject to any amendment or supplement thereto made in accordance therewith, herewith or made at the direction of the Court in the Final Order with the consent of McEwen and Canadian Gold, acting reasonably;

“Arrangement Agreement” means the arrangement agreement dated as of October 10, 2025 between McEwen and Canadian Gold, together with the schedules attached thereto, as amended, amended and restated, or supplemented from time to time;

“Arrangement Consideration” means, for each Canadian Gold Share, 0.0225 (the “Arrangement Consideration Factor”) of a McEwen Share;

“Arrangement Resolution” means the special resolution of the Canadian Gold Shareholders approving the Arrangement, the Plan of Arrangement and the Arrangement Agreement, substantially in the form set out in Schedule “B” to the Arrangement Agreement;

“Base Controlled Canadian Gold Shares” means the number of Controlled Canadian Gold Shares that will result in aggregate Arrangement Consideration up to one percent (1%) of the number of issued and outstanding McEwen Shares determined immediately prior to the Effective Time;

“BCBCA” means the Business Corporations Act (British Columbia);

“Business Day” means any day, other than a Saturday, a Sunday or a statutory holiday in Vancouver, British Columbia or Toronto, Ontario;

“Canadian Gold” means Canadian Gold Corp., a corporation existing under the BCBCA;

“Canadian Gold Dissent Procedures” means the procedures set out herein to be taken by a Canadian Gold Shareholder in exercising Canadian Gold Dissent Rights;

“Canadian Gold Dissent Rights” means the rights of dissent in respect of the Arrangement as contemplated in this Plan of Arrangement;

“Canadian Gold Dissenting Shareholders” means registered Canadian Gold Shareholders who have duly and validly exercised their Canadian Gold Dissent Rights in strict compliance with the Canadian Gold Dissent Procedures and whose Canadian Gold Dissent Rights have not terminated; “Canadian Gold Meeting” means the special meeting, including any adjournments or postponements thereof, of the Canadian Gold Shareholders to be held, among other things, to consider and, if deemed advisable, to approve the Arrangement Resolution;

“Canadian Gold Options” means all options to purchase Canadian Gold Shares outstanding immediately prior to the Effective Time and issued pursuant to the Canadian Gold Stock Option Plan;

“Canadian Gold Shareholders” means, at any time, the holders of Canadian Gold Shares;

“Canadian Gold Shares” means common shares in the capital of Canadian Gold;

“Canadian Gold Stock Option Plan” means the stock option plan of Canadian Gold, as amended, amended and restated or supplemented from time to time, and as approved by the Canadian Gold Shareholders and described in the most recent management information circular of Canadian Gold filed on SEDAR+;

“Canadian Gold Warrant Agreement” means the warrant agreement dated as of March 27, 2025 between Canadian Gold and RBC Dominion Securities ITF A/C 421-56842-10 (McEwen Mining Inc.) as amended, supplemented or otherwise modified from time to time in accordance with its terms;

“Canadian Gold Warrantholders” means the holders of Canadian Gold Warrants;

“Canadian Gold Warrants” means all warrants to purchase Canadian Gold Shares outstanding immediately prior to the Effective Time and issued pursuant to the Canadian Gold Warrant Agreement;

“Conditional McEwen Shares” means such number of McEwen Shares equal to the number of Excess Controlled Canadian Gold Shares multiplied by the Arrangement Consideration Factor that would be issuable to former holders of Controlled Canadian Gold Shares (i) at the Effective Time if the McEwen Shareholder Approval is obtained prior to such time or (ii) following the Effective Time upon the exchange of the Subscription Receipts in accordance with their terms;

“Controlled Canadian Gold Shares” means any Canadian Gold Shares held, directly or indirectly, or controlled or directed as of the date of the Arrangement Agreement, by Mr. Robert McEwen;

“Court” means the British Columbia Supreme Court;

“Depositary” means Computershare Investor Services Inc., appointed for the purpose of, among other things, exchanging certificates representing Canadian Gold Shares for certificates representing McEwen Shares in connection with the Arrangement;

“Effective Date” means the date the Arrangement completes, as determined in accordance with the Arrangement Agreement;

“Effective Time” means 8:00 a.m. (Pacific time) on the Effective Date, or such other time as the Parties may agree to in writing before the Effective Date;

“Excess Controlled Canadian Gold Shares” means any Controlled Canadian Gold Shares in excess of the Base Controlled Canadian Gold Shares;

“Final Order” means the final order of the Court in form acceptable to McEwen and Canadian Gold, each acting reasonably, approving the Arrangement, as such order may be amended, supplemented or varied by the Court with the consent of the Parties at any time prior to the Effective Date or, if appealed, then unless such appeal is withdrawn or denied, as affirmed or as amended on appeal;

“Former Canadian Gold Optionholders” means, at and following the Effective Time, the holders of Canadian Gold Options immediately prior to the Effective Time;

“Former Canadian Gold Shareholders” means, at and following the Effective Time, the holders of Canadian Gold Shares immediately prior to the Effective Time and, for greater certainty, includes without limitation, Canadian Gold Dissenting Shareholders;

“Former Canadian Gold Warrantholders” means, at and following the Effective Time, the holders of Canadian Gold Warrants immediately prior to the Effective Time;

“Governmental Entity” means;

(i)	any supranational body or organization, nation, government, state, province, country, territory, municipality, quasi-government, administrative, judicial or regulatory authority, agency, board, body, bureau, commission, instrumentality, court or tribunal or any political subdivision thereof, or any central bank (or similar monetary or regulatory authority) thereof, any taxing authority, any ministry or department or agency of any of the foregoing;

(ii)	any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, government, including any court or arbitrator or any stock exchange, including the TSXV, TSX and NYSE; or (iii) any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of such entities or other bodies;

“Interim Order” means the interim order of the Court pursuant to the BCBCA, made in connection with the Arrangement, as such order may be amended, supplemented or varied by the Court with the consent of McEwen and Canadian Gold, each acting reasonably;

“Letter of Transmittal” means the letter of transmittal sent by Canadian Gold to the Canadian Gold Shareholders for use in connection with the Arrangement, providing for the delivery of certificates representing Canadian Gold Shares to the Depositary;

“McEwen” means McEwen Inc., a corporation existing under the laws of the State of Colorado;

“McEwen Meeting” means the meeting of holders of McEwen Shares held to consider, among other things, the McEwen Shareholder Approval;

“McEwen Shareholder Approval” means the approval, in accordance with the requirements of the NYSE, by a majority of the votes cast by disinterested holders of McEwen Shares at the McEwen Meeting, of the issuance by McEwen of the Conditional McEwen Shares pursuant to the terms of the Arrangement Agreement, this Plan of Arrangement and/or the Subscription Receipts;

“McEwen Shares” means shares of common stock in the capital of McEwen;

“NYSE” means the New York Stock Exchange;

“Person” means an individual, partnership, association, body corporate, joint venture, business organization, trustee, executor, administrative legal representative, Governmental Entity or any other entity, whether or not having legal status;

“Plan of Arrangement” means this plan of arrangement and any amendments or variations made in accordance with the Arrangement Agreement or this Plan of Arrangement or made at the direction of the Court in the Final Order with the prior written consent of McEwen and Canadian Gold, each acting reasonably;

“Subscription Receipt Agreement” means the subscription receipt agreement to be dated as of the Effective Date, among McEwen and each of the holders of the Excess Controlled Canadian Gold Shares, governing the terms and conditions of the Subscription Receipts;

“Subscription Receipts” means the subscription receipts to be created and issued, pursuant to the terms of the Subscription Receipt Agreement, by McEwen to former holders of Controlled Canadian Gold Shares in connection with the Arrangement, in accordance with section 2.09 of the Arrangement Agreement and this Plan of Arrangement, which Subscription Receipts shall convert automatically on the first Business Day after the McEwen Meeting, without payment of any additional consideration or further action on the part of the holders of such Subscription Receipts, into: (i) if the McEwen Shareholder Approval is obtained at the McEwen Meeting, one (1) McEwen Share for each one (1) Subscription Receipt; and (ii) if the McEwen Shareholder Approval is not obtained at the McEwen Meeting, an amount in cash, payable by McEwen to the Subscription Receipt holder in accordance with the terms of the Subscription Receipt Agreement, equal to the product of: (A) the closing price of the McEwen Shares on the NYSE as at the last trading day prior to the date of the McEwen Meeting; and (B) the number of Subscription Receipts held by each holder thereof;

“Tax Act” means the Income Tax Act (Canada);

“Tax Exempt Person” means a person who is exempt from tax under Part I of the Tax Act; and

“TSX” means the Toronto Stock Exchange.

“TSXV” means the TSX Venture Exchange.

Words and phrases used herein that are defined in the Arrangement Agreement and not defined herein shall have the same meaning herein as in the Arrangement Agreement, unless the context otherwise requires. Words and phrases used herein that are defined in the BCBCA and not defined herein or in the Arrangement Agreement shall have the same meaning herein as in the BCBCA, unless the context otherwise requires.

Section 1.2            Interpretation Not Affected By Headings

The division of this Plan of Arrangement into articles, sections, subsections, paragraphs and subparagraphs and the insertion of headings herein are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Plan of Arrangement. The terms “this Plan of Arrangement”, “hereof”, “herein”, “hereto”, “hereunder” and similar expressions refer to this Plan of Arrangement and not to any particular article, section or other portion hereof and include any instrument supplementary or ancillary hereto.

Section 1.3            References to Articles, Sections, Etc.

Unless otherwise indicated, references in this Plan of Arrangement to any article, section, subsection, paragraph, subparagraph or portion thereof are a reference to the applicable article, section, subsection, paragraph, subparagraph or portion thereof in this Plan of Arrangement.

Section 1.4            Number and Gender

In this Plan of Arrangement, unless the context otherwise requires, words importing the singular shall include the plural and vice versa, words importing the use of either gender shall include both genders and neuter.

Section 1.5            Date for Any Action

If the date on which any action is required to be taken hereunder by any Party is not a Business Day, such action shall be required to be taken on the next succeeding day that is a Business Day.

Section 1.6            Statutory References

Any reference in this Plan of Arrangement to a statute includes all regulations and rules  made thereunder, all amendments to such statute or regulation in force from time to time and any statute or regulation that supplements or supersedes such statute or regulation.

Section 1.7            Currency

Unless otherwise stated, all references in this Plan of Arrangement to amounts of money are expressed in lawful money of Canada, and “$” refers to Canadian dollars.

ARTICLE 2
ARRANGEMENT AGREEMENT

Section 2.1            Arrangement Agreement

This Plan of Arrangement is made pursuant to, and is subject to the provisions of, the Arrangement Agreement, except in respect of the sequence of the steps comprising the Arrangement which shall occur in the order set forth herein. This Plan of Arrangement constitutes an arrangement as referred to in Division 5 of Part 9 of the BCBCA.

ARTICLE 3
ARRANGEMENT

Section 3.1            Arrangement

Commencing at the Effective Time, the following events or transactions shall occur and shall be deemed to occur in the following sequence without any further act or formality:

(a)	each Canadian Gold Option and Canadian Gold Warrant outstanding immediately prior to the Effective Time shall be cancelled without any payment thereon;

(b)	each Canadian Gold Share held by a Canadian Gold Dissenting Shareholder shall be deemed to be transferred by the holder thereof, without any further act or formality on its part, free and clear of all liens, claims and encumbrances, to McEwen, in consideration for a claim against McEwen in an amount determined and payable in accordance with Article 4, and the name of such holder will be removed from the central securities register as a holder of Canadian Gold Shares and McEwen shall be recorded as the registered holder of the Canadian Gold Shares so transferred and shall be deemed to be the legal owner of such Canadian Gold Shares;

(c)	each Canadian Gold Share outstanding immediately prior to the Effective Time held by a Canadian Gold Shareholder (other than any Excess Controlled Canadian Gold Shares and other than any Canadian Gold Shares held by McEwen or any Canadian Gold Dissenting Shareholder) shall be transferred by the holder thereof to McEwen in exchange for the Arrangement Consideration, and McEwen shall be deemed to be the legal and beneficial owner thereof, free and clear of any liens, claims or encumbrances, subject to Article 5;

(d)	each Excess Controlled Canadian Gold Share outstanding immediately prior to the Effective Time shall be transferred by the holder thereof to McEwen:

(i)	if the McEwen Meeting occurs prior to the Effective Time and the McEwen Shareholder Approval is obtained, in exchange for the Arrangement Consideration;

(ii)	if the McEwen Meeting occurs prior to the Effective Time and the McEwen Shareholder Approval is not obtained, in exchange for an amount in cash equal to the Arrangement Consideration Factor multiplied by the closing price of McEwen Shares on the NYSE on the last trading day prior to the Effective Time; or (iii) if the McEwen Meeting has not occurred prior to the Effective Time, in exchange for the fraction of one (1) Subscription Receipt equal to one (1) multiplied by the Arrangement Consideration Factor; and in each case McEwen shall be deemed to be the legal and beneficial owner thereof, free and clear of any liens, claims or encumbrances, subject to Article 5;

Section 3.2            Post-Effective Time Procedures

(a)	Following the receipt of the Final Order and no later than one (1) Business Day before the Effective Date, McEwen shall deliver or arrange to be delivered to the Depositary certificates representing the requisite McEwen Shares required to be issued to Former Canadian Gold Shareholders in accordance with the provisions of Section 3.1, which certificates shall be held by the Depositary as agent and nominee for Former Canadian Gold Shareholders for distribution to such Former Canadian Gold Shareholders in accordance with the provisions of Article 5.

(b)	Subject to the provisions of Article 5, and upon the return of a properly completed Letter of Transmittal by a registered Former Canadian Gold Shareholder, together with certificates representing Canadian Gold Shares and such other documents as the Depositary may require, the Former Canadian Gold Shareholder shall be entitled to receive delivery of certificates representing the Canadian Gold Shares and Subscription Receipts to which it is entitled pursuant to Section 3.1(c), Section 3.1(d)(i) or Section 3.1(d)(iii) and any cash payment to which it is entitled pursuant to Section 3.1(d)(ii).

Section 3.3            No Fractional McEwen Shares or Subscription Receipts

No fractional McEwen Shares or Subscription Receipts shall be issued to Former Canadian Gold Shareholders in connection with this Plan of Arrangement. The total number of McEwen Shares or Subscription Receipts, as applicable, to be issued to any Former Canadian Gold Shareholder shall, without additional compensation, in each case be rounded down to the nearest whole McEwen Share or Subscription Receipt, as applicable, in the event that such Former Canadian Gold Shareholder would otherwise be entitled to a fractional McEwen Share or Subscription Receipt, as applicable.

Section 3.4            Transfers Free and Clear

Any transfer of securities pursuant to this Plan of Arrangement shall be free and clear of all liens, claims or encumbrances.

Section 3.5            Binding Effect

This Plan of Arrangement will become effective at, and be binding at and after, the Effective Time on: (i) Canadian Gold; (ii) McEwen; (iii) Former Canadian Gold Shareholders; (iv) Former Canadian Gold Optionholders; and (v) Former Canadian Gold Warrantholders.

ARTICLE 4
DISSENT PROCEDURES

Section 4.1            Rights of Dissent

Pursuant to the Interim Order, a Canadian Gold Dissenting Shareholder may exercise the Canadian Gold Dissent Rights with respect to the Canadian Gold Shares held by such holder in connection with the Arrangement pursuant to and in the manner set forth in section 237 to 247 of the BCBCA, as modified by the Interim Order and this Section 4.1; provided that, notwithstanding subsection 242(1)(a) of the BCBCA, the written objection to the Arrangement Resolution referred to in subsection 242(1)(a) of the BCBCA must be received by Canadian Gold not later than 5:00 p.m. (Toronto time) two (2) Business Days immediately preceding the date of the Canadian Gold Meeting (as may be adjourned or postponed from time to time).

Each Canadian Gold Dissenting Shareholder who is:

(i)	ultimately entitled to be paid fair value for such holder’s Canadian Gold Shares: (A) shall be deemed not to have participated in the transactions in Article 3 (other than Section 3.1(b)); (B) shall be entitled to be paid the fair value of such Canadian Gold Shares by McEwen (with funds of McEwen not directly or indirectly provided by Canadian Gold), which fair value shall be determined as of the close of business on the Business Day immediately before the Arrangement Resolution was adopted; and (C) shall not be entitled to any other payment or consideration, including any payment that would be payable under the Arrangement had such holder not exercised their Canadian Gold Dissent Rights in respect of such Canadian Gold Shares; or

(ii)	ultimately not entitled, for any reason, to be paid fair value for such Canadian Gold Shares shall be deemed to have participated in the Arrangement on the same basis as a Canadian Gold Shareholder who was not a Canadian Gold Dissenting Shareholder.

Section 4.2            Recognition of Dissenting Holders

(a)	In no circumstances shall the Parties or any other Person be required to recognize a Person exercising Canadian Gold Dissent Rights unless such Person is the registered holder of those Canadian Gold Shares in respect of which such Canadian Gold Dissent Rights are sought to be exercised.

(b)	For greater certainty, in no case shall the Parties or any other Person be required to recognize Canadian Gold Dissenting Shareholders as holders of Canadian Gold Shares in respect of which Canadian Gold Dissent Rights have been validly exercised after the completion of the transfer of such Canadian Gold Shares under Section 3.1(b), and the names of such Canadian Gold Dissenting Shareholders shall be removed from the register of holders of the Canadian Gold Shares in respect of which Canadian Gold Dissent Rights have been validly exercised at the same time as the event described in Section 3.1(b) occurs. In addition to any other restrictions set forth in the BCBCA, none of the following shall be entitled to exercise Canadian Gold Dissent Rights: (i) Canadian Gold Optionholders; (ii) Canadian Gold Warrantholders; and (iii) Canadian Gold Shareholders who vote or have instructed a proxyholder to vote their Canadian Gold Shares in favour of the Arrangement Resolution (but only in respect of such Canadian Gold Shares).

ARTICLE 5
DELIVERY OF MCEWEN SHARES, SUBSCRIPTION RECEIPTS AND CASH PAYMENTS

Section 5.1            Delivery of McEwen Shares, Subscription Receipts and Cash Payments

(a)	Upon surrender to the Depositary for cancellation of a certificate which immediately prior to the Effective Time represented one (1) or more outstanding Canadian Gold Shares which were exchanged for McEwen Shares, Subscription Receipts or a cash payment in accordance with Section 3.1(d), together with such other documents and instruments as would have been required to effect the transfer of the Canadian Gold Shares formerly represented by such certificate under the BCBCA and the articles of Canadian Gold and such additional documents and instruments as the Depositary may reasonably require, the holder of such surrendered certificate shall be entitled to receive in exchange therefor, and the Depositary shall deliver to such holder following the Effective Time, one or more certificates representing the McEwen Shares and/or Subscription Receipts which such holder is entitled to receive in accordance with Section 3.1(c), Section 3.1(d)(i) or Section 3.1(d)(iii) and any cash payment which such holder is entitled to receive pursuant to Section 3.1(d)(ii).

(b)	After the Effective Time and until surrendered for cancellation as contemplated by Section 5.1(a), each certificate which immediately prior to the Effective Time represented one or more Canadian Gold Shares shall be deemed at all times to represent only the right to receive in exchange therefor the entitlements which the holder of such certificate is entitled to receive in accordance with Section 3.1(c) or Section 3.1(d).

Section 5.2            Lost Certificates

In the event that any certificate which immediately prior to the Effective Time represented one (1) or more outstanding Canadian Gold Shares which were exchanged or transferred in accordance with Section 3.1 shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such certificate to be lost, stolen or destroyed, the Depositary shall deliver in exchange for such lost, stolen or destroyed certificate, the consideration which such Person is entitled to receive in accordance with Section 3.1; provided that, as a condition precedent to any such delivery by the Depositary, such Person shall have provided a bond satisfactory to McEwen and the Depositary in such amount as McEwen and the Depositary may direct, or otherwise indemnified McEwen and the Depositary in a manner satisfactory to McEwen and the Depositary, against any claim that may be made against McEwen and the Depositary with respect to the certificate alleged to have been lost, stolen or destroyed and shall otherwise have taken such actions as may be required by the articles of Canadian Gold.

Section 5.3            Distributions with Respect to Unsurrendered Certificates

No dividend or other distribution declared or made after the Effective Time with respect to McEwen Shares with a record date after the Effective Time shall be delivered to the holder of any unsurrendered certificate which, immediately prior to the Effective Time, represented outstanding Canadian Gold Shares unless and until the holder of such certificate shall have complied with the provisions of Section 5.1 or Section 5.2. Subject to applicable Laws and to Section 5.4, at the time of such compliance, there shall, in addition to the delivery of a certificate representing the McEwen Shares to which such holder is thereby entitled, be delivered to such holder, without interest, the amount of the dividend or other distribution with a record date after the Effective Time theretofore paid with respect to such McEwen Shares.

Section 5.4            Withholding Rights

McEwen, Canadian Gold and the Depositary shall be entitled to deduct or withhold from any consideration payable or otherwise deliverable to any Person hereunder, and from all dividends or other distributions otherwise payable to any Former Canadian Gold Shareholder, such amounts as McEwen, Canadian Gold or the Depositary is required to deduct or withhold with respect to such payment under the Tax Act, the United States Internal Revenue Code of 1986 or any provision of any applicable federal, provincial, state, local or foreign Tax Laws. To the extent the amount required to be deducted or withheld from any consideration payable or otherwise deliverable to any Person hereunder exceeds the amount of cash consideration, if any, otherwise payable to the Person, any of McEwen, Canadian Gold or the Depositary is hereby authorized to sell or otherwise dispose of any non-cash consideration payable to the Person as is necessary to provide sufficient funds to McEwen, Canadian Gold or the Depositary, as the case may be, to enable it to comply with all deduction or withholding requirements applicable to it, and McEwen, Canadian Gold or the Depositary, as applicable, shall notify such Person and remit to such Person any unapplied balance of the net proceeds of such sale. To the extent that amounts are so deducted or withheld, such deducted or withheld amounts shall be treated for all purposes hereof as having been paid to the relevant Person in respect of which such deduction or withholding was made, provided that such deducted or withheld amounts are remitted to the appropriate Governmental Entity.

Section 5.5            Limitation and Proscription

To the extent that a Former Canadian Gold Shareholder shall not have complied with the provisions of Section 5.1 or Section 5.2 on or before the date which is six (6) years after the Effective Date (the “Final Proscription Date”), then:

(a)	any McEwen Shares or Subscription Receipts which such Former Canadian Gold Shareholder was entitled to receive shall be automatically cancelled without any repayment of capital in respect thereof and the certificates representing such McEwen Shares and Subscription Receipts shall be delivered to McEwen by the Depositary for cancellation and shall be cancelled by McEwen, and the interest of the Former Canadian Gold Shareholder in such McEwen Shares and Subscription Receipts shall be terminated as of such Final Proscription Date; and

(b)	any dividends or distributions which such Former Canadian Gold Shareholder was entitled to receive under Section 5.3 shall be delivered by the Depositary to McEwen and such dividends or distributions shall be deemed to be owned by McEwen, and the interest of the Former Canadian Gold Shareholder in such dividends or distributions shall be terminated as of such Final Proscription Date.

Section 5.6            U.S. Securities Laws Exemption

Notwithstanding any provision herein to the contrary, the Parties agree that the Plan of Arrangement will be carried out with the intention that all McEwen Shares and Subscription Receipts to be issued in connection with the Arrangement shall be exempt from registration requirements of the 1933 Act pursuant to the Section 3(a)(10) Exemption, and the McEwen Shares and Subscription Receipts to be distributed in the United States pursuant to the Arrangement shall not be subject to resale restrictions in the United States under the 1933 Act (other than as may be prescribed by Rule 144 and Rule 145 under the 1933 Act).

ARTICLE 6
AMENDMENTS

Section 6.1            Amendments to Plan of Arrangement

(a)	The Parties reserve the right to amend, modify or supplement this Plan of Arrangement at any time and from time to time, provided that each such amendment, modification or supplement must be: (i) set out in writing; (ii) agreed to in writing by the Parties; (iii) filed with the Court and, if made following the Canadian Gold Meeting, approved by the Court; and (iv) communicated to Former Canadian Gold Shareholders if and as required by the Court.

(b)	Any amendment, modification or supplement to this Plan of Arrangement may be proposed by Canadian Gold at any time prior to the Canadian Gold Meeting, provided that McEwen shall have consented thereto in writing, with or without any other prior notice or communication, and, if so proposed and accepted by the Persons voting at the Canadian Gold Meeting (other than as may be required under the Interim Order), shall become part of this Plan of Arrangement for all purposes.

(c)	Any amendment, modification or supplement to this Plan of Arrangement that is approved by the Court following the Canadian Gold Meeting shall be effective only if: (i) it is consented to in writing by each of the Parties; and (ii) if required by the Court, it is consented to by holders of the Canadian Gold Shares, voting in the manner directed by the Court.

(d)	Any amendment, modification or supplement to this Plan of Arrangement may be made following the Effective Time but shall only be effective if it is consented to by each of the Parties, provided that such amendment, modification or supplement concerns a matter which, in the reasonable opinion of the Parties, is of an administrative nature required to better give effect to the implementation of this Plan of Arrangement and is not adverse to the financial or economic interests of the Parties or any Former Canadian Gold Shareholder.

ARTICLE 7
FURTHER ASSURANCES

Section 7.1            Further Assurances

Notwithstanding that the transactions and events set out herein shall occur and be deemed to occur in the order set out in this Plan of Arrangement without any further act or formality, each Party shall, from time to time, and at all times hereafter, at the request of the other of them, but without further consideration, do, or cause to be done, all such other acts and execute and deliver, or cause to be executed and delivered, all such further agreements, transfers, assurances, instruments or documents as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

Schedule "B"

Arrangement Resolution